UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2024 and 2023
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN
Financial Statements and Supplemental Schedule
December 31, 2024 and 2023
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Citi Retirement Savings Plan (the Plan) as of December 31, 2024 and 2023, the related statements of changes in net assets available for benefits for the years ended December 31, 2024 and 2023, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the years ended December 31, 2024 and 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2024, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1987.

New York, New York
June 27, 2025

CITI RETIREMENT SAVINGS PLAN
Statements of Net Assets Available for Benefits
December 31, 2024 and 2023

	2024	2023
Assets:
Investments:
Investments, at fair value	$21,613,390,478	$18,928,869,990
Investments in fully benefit-responsive investment contracts, at contract value	876,663,256	1,038,208,094
Total investments	22,490,053,734	19,967,078,084

Receivables:
Employer contributions	584,018,514	541,344,705
Interest and dividends	9,879,766	7,943,445
Receivable for securities sold	1,834,225	1,611,717
Participant contributions	558,451	455,520
Participant loans	222,103,184	207,405,891
Total receivables	818,394,140	758,761,278
Total assets	23,308,447,874	20,725,839,362
Liabilities:
Payable for securities purchased	4,360,173	5,126,029
Other investment liabilities	1,706,575	13,719,148
Payable for trustee, administrative fees and other	4,755,549	6,139,873
Total liabilities	10,822,297	24,985,050
Net assets available for benefits	$23,297,625,577	$20,700,854,312
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2024 and 2023

	2024	2023
Additions to net assets attributable to:
Investment income:
Dividends	$60,512,176	$59,712,241
Interest	25,096,828	26,874,322
Net appreciation in fair value of investments	2,906,171,268	2,855,072,023
Net investment income	2,991,780,272	2,941,658,586
Interest income on loans receivable from participants	15,168,554	11,221,190
Contributions:
Employer	584,072,828	541,368,158
Participants	878,910,062	856,989,258
Rollover	95,584,804	118,763,501
Total contributions	1,558,567,694	1,517,120,917
Total additions to net assets	4,565,516,520	4,470,000,693
Deductions from net assets attributable to:
Distributions to participants	1,947,720,323	1,268,208,683
Trustee and administrative expenses	20,408,429	16,029,543
Dividends paid directly to participants	616,503	497,622
Total deductions from net assets	1,968,745,255	1,284,735,848
Net increase	2,596,771,265	3,185,264,845
Net assets available for benefits at:
Beginning of year	20,700,854,312	17,515,589,467
End of year	$23,297,625,577	$20,700,854,312
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal Plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 1987 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citigroup Inc. (the Company), its subsidiaries and affiliates. The Company is the Plan Sponsor, as defined by the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code of 1986, as amended (the Code). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's or beneficiary's individual investment decisions.
The Plan was initially designed as an Employee Stock Ownership Plan (ESOP) within the meaning of Section 4975(e)(7) of the Code. Effective March 1, 2003, the Plan consists of a non-leveraged ESOP component and a non‑ESOP component. The ESOP component consists of any amount invested in the Citigroup Common Stock Fund under the Plan.
Bank of New York Mellon is the trustee and the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include (1) employees working in the U.S. and paid from the Company payroll or (2) U.S. citizens or lawful permanent residents of the U.S. performing services overseas in an expatriate employment classification in each case who are performing services for the Company and participating subsidiaries, as defined in the Plan document.
Full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The maximum annual eligible pay under the Plan does not exceed the applicable statutory limit.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15%.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
Participants who are age 50 or older by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.
(d)    Employer Contributions
During 2024 and 2023, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution. A one‑time Company contribution is also provided to certain grandfathered participants on a limited basis when they become eligible.
The Company matching contribution was equal to 100% of the participant’s before-tax and/or Roth contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the Code) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed, and transition contributions are invested in the same manner as a participant's before-tax contributions, or, in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2024 and 2023, the employer contribution receivable was $584.0 million and $541.3 million, respectively. Company contributions relating to 2024 and 2023 were received and credited to participant accounts during the first quarter of 2025 and 2024, respectively.
(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, and investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from qualified retirement plans or Individual Retirement Accounts (IRA). Such transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Rollover contributions into the Plan in 2024 and 2023 amounted to $95.6 million and $118.8 million, respectively.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation, or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions, and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies, or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and 1(l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2024 and 2023, $735,732 and $927,977, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2024 and 2023, unallocated forfeitures were $182,034 and $2,242,225, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and the Code, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. The interest rates for loans receivable from participants as of December 31, 2024 and 2023 ranged from 4.25% to 10.25% in both years. Loan terms range from 1 to 5 years for general-purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed. Plan participants who reside in Florida may be subject to a nominal tax imposed by Florida law, which is deducted from the participant’s Plan account at the time his or her loan request is processed as soon as administratively practicable.
(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan. The value of this distribution will be based on the value of the participant's vested account at the valuation date that coincides with the distribution to the extent administratively practicable.
If the value of a participant’s account exceeds $7,000, the participant may elect to defer the commencement of his or her distribution until the date he or she must take the first required minimum distribution (RMD). If the participant is still employed at RMD age, minimum distributions must commence when the participant retires or otherwise separates from service.
If the value of a participant’s account is at least $1,000 and does not exceed $7,000, the Plan will automatically roll the participant’s account over to an IRA, if the participant does not elect otherwise within 90 days of receiving a notice from the Plan. However, if the Plan participant is age 65 or older and his or her account balance is $7,000 or less, the Plan will distribute his or her account as a lump‑sum distribution and withhold the applicable taxes. If the value of a participant’s account is less than $1,000, the Plan will distribute the participant’s account upon termination of employment, unless otherwise instructed.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and are displayed in U.S. dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.

Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent reported sale price on the last business day of the year; securities traded in the over the counter market are valued at their last sale or bid price. This includes U.S. and non-U.S. equities in separately managed accounts, and the Citigroup Common Stock Fund.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at their last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund (Fund) related investments, which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s Fund is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value, as shown in the table below:

	2024	2023
Synthetic GICs	$876,663,256	$1,038,208,094
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑derived valuations in which all significant inputs and value drivers are observable in the market.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2024.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023

	December 31, 2024
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$2,616,928	$70,088,623	$72,705,551
Collective trust funds	—	19,007,270,264	19,007,270,264
U.S. equities	1,020,201,615	—	1,020,201,615
Non-U.S. equities	470,146,842	—	470,146,842
Mutual funds and other registered investment companies	1,043,066,206	—	1,043,066,206
Investments, at fair value	$2,536,031,591	$19,077,358,887	$21,613,390,478

Other investment liabilities	$—	$(1,706,575)	$(1,706,575)

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2023.

	December 31, 2023
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$14,223,451	$87,926,762	$102,150,213
Collective trust funds	—	16,446,915,505	16,446,915,505
U.S. equities	893,140,787	—	893,140,787
Non-U.S. equities	528,569,247	—	528,569,247
Mutual funds and other registered investment companies	958,094,238	—	958,094,238
Investments, at fair value	$2,394,027,723	$16,534,842,267	$18,928,869,990

Other investment liabilities	$—	$(13,719,148)	$(13,719,148)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2024 and 2023, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2024 and 2023.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets available for benefits, or if paid by the investment funds, are included in net appreciation (depreciation) in fair value of investments.

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2024 and 2023, approximately 3% and 3% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $732.9 million and $595.9 million at December 31, 2024 and 2023, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2024 and 2023. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2024 and 2023, the Company paid $24.2 million and $24.1 million, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2024 and 2023, the Plan held $70.1 million and $87.9 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2024 and 2023, the Plan also held through its investment in synthetic GICs valued at $2.4 million and $1.2 million, respectively, of the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party-in-interest transactions.
(8)    Tax Status
The Internal Revenue Service (the IRS) has determined and informed the Plan by a letter dated April 8, 2016 that the Plan as amended and restated effective January 1, 2014 and related trust are established in accordance with applicable sections of the Code and, therefore, the Plan qualifies as tax‑exempt under Section 401(a) of the Code. Although the Plan has been amended since receiving the favorable determination letter, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be

CITI RETIREMENT SAVINGS PLAN
Notes to Financial Statements
December 31, 2024 and 2023
sustained upon examination by the IRS. The Plan’s management has concluded that, as of December 31, 2024 and 2023, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2021.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)     Subsequent Events
    The Plan's management evaluated subsequent events through the date on which the financial statements were issued, and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
Effective January 1, 2025, Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the Company limits of $200,000.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2024 and 2023:

	2024	2023
Net assets available for benefits per the financial statements	$23,297,625,577	$20,700,854,312
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(67,414,793)	(72,808,703)
Net assets available for benefits per Form 5500	$23,230,210,784	$20,628,045,609
Net increase in net assets available for benefits per the financial statements	$2,596,771,265	$3,185,264,845
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	72,808,703	99,854,224
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(67,414,793)	(72,808,703)
Net increase in net assets per Form 5500	$2,602,165,175	$3,212,310,366

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar					$1,426
	Brazil Real					1
	Canadian Dollar					11,918
	Chinese Yuan Renminbi					10
	Danish Krone					1
	Euro					28,365
	Hong Kong Dollar					16,129
	Indian Rupee					58,483
	Japanese Yen					47,205
	New Zealand Dollar					1,026
	Norwegian Krone					15,968
	Pound Sterling					3,355
	South African Rand					15
	Swiss Franc					13
	U.S. Dollar					2,427,287
	Vietnam Dong					5,726
*	Collective U.S. Gov't STIF 15					70,088,623
	Total cash equivalents and short-term investments					$72,705,551

	Collective trust funds:
	BlackRock LifePath Index 2030 Fund F			16,908,485		$544,062,647
	BlackRock LifePath Index 2035 Fund F			20,612,318		671,275,190
	BlackRock LifePath Index 2040 Fund F			19,675,483		743,632,908
	BlackRock LifePath Index 2045 Fund F			25,202,921		931,046,292
	BlackRock LifePath Index 2050 Fund F			24,166,306		755,598,225
	BlackRock LifePath Index 2055 Fund F			14,116,947		578,660,698
	BlackRock LifePath Index 2060 Fund F			9,211,836		219,932,595
	BlackRock LifePath Index 2065 Fund F			327,283		5,599,383
	BlackRock U.S. Debt Index Fund F			41,577,601		1,389,860,199
	BlackRock LifePath Index Retirement Fund F			26,654,316		710,601,389
	BlackRock MSCI ACWI ESG Focus Index Fund F			2,664,097		52,455,527
	BlackRock EAFE Equity Index Fund F			22,755,259		1,319,679,874
	BlackRock Emerging Markets Index Fund F			38,043,128		511,938,771
	BlackRock Roll Select Commodity Index Fund F			5,159,495		69,201,730
	BlackRock Russell 1000 Growth Fund F			4,148,802		330,651,185
	BlackRock Russell 1000 Value Fund F			1,319,329		75,552,968
	BlackRock Russell 2000 Index Fund F			8,405,332		627,286,548
	BlackRock Russell 3000 Index Fund F			13,482,575		1,628,411,889
	BlackRock Mid Capitalization Equity Index Fund F			7,085,155		1,152,108,512
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
BlackRock U.S Treasury Inflation Protected Securities Fund F			10,370,883		253,203,045
BlackRock Equity Index Fund F			50,389,008		6,249,099,798
Fidelity FIAM Concentrated Emerging Markets			1,084,873		56,803,970
LS CIT Core Plus Fixed Income			1,441,518		23,727,390
Schroder Collective Investment Trust			6,713,538		106,879,531
Total collective trust funds					$19,007,270,264

U.S. equities:
10X Genomics Inc			2,516		$36,124
A10 Networks Inc			4,800		88,327
Aaon Inc			2,092		246,186
Abacus Global Management Inc			14,471		113,309
Abercrombie & Fitch Co			4,352		650,468
Academy Sports & Outdoors Inc			6,228		358,298
Acadia Healthcare Co Inc			6,594		261,439
Acadia Pharmaceuticals Inc			1,799		33,017
Aci Worldwide Inc			3,599		186,801
Adapthealth Corp			19,881		189,267
Addus Homecare Corp			9,472		1,187,305
Adeia Inc			31,286		437,378
Adma Biologics Inc			8,339		142,931
Adtalem Global Education Inc			3,759		341,541
Advanced Energy Industries Inc			820		94,841
Affiliated Managers Group Inc			532		98,468
Agilysys Inc			7,221		951,088
Agios Pharmaceuticals Inc			1,965		64,574
Agree Realty Corp			42,492		2,993,584
Akero Therapeutics Inc			2,818		78,405
Alexandria Real Estate Equitie			18,328		1,787,943
Allegro Microsystems Inc			38,963		851,723
Allison Transmission Holdings			1,800		194,538
Alpha Metallurgical Resources			462		92,367
American Eagle Outfitters Inc			32,369		539,591
American Healthcare Reit Inc			8,867		251,987
American Homes 4 Rent			43,989		1,646,066
American States Water Co			5,495		427,050
American Tower Corp			7,116		1,305,182
Americold Realty Trust Inc			4,885		104,546
Ameris Bancorp			16,284		1,018,914
Amicus Therapeutics Inc			5,062		47,685
Amphastar Pharmaceuticals Inc			6,473		240,335
Api Group Corp			8,437		303,476
Applied Industrial Technologie			1,239		296,658
Arcbest Corp			207		19,299
Arcellx Inc			1,017		77,996
Archrock Inc			13,072		325,374
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Arrow Electronics Inc			2,395		270,889
Arvinas Inc			3,102		59,466
Asbury Automotive Group Inc			287		69,683
Asgn Inc			1,305		108,738
Ashland Inc			2,576		184,047
Ati Inc			4,703		258,880
Atlas Energy Solutions Inc			1,940		43,032
Atlassian Corp			10,003		2,434,484
Atmus Filtration Technologies			13,623		533,747
Aurora Innovation Inc			6,585		41,484
Avidity Biosciences Inc			4,344		126,319
Avnet Inc			11,129		582,286
Axcelis Technologies Inc			5,696		397,947
Axos Financial Inc			4,175		291,624
Axsome Therapeutics Inc			4,296		363,474
Azek Co Inc/The			6,475		307,358
Azz Inc			3,033		248,471
Badger Meter Inc			741		157,242
Balchem Corp			901		146,881
Baldwin Insurance Group Inc/Th			6,962		269,860
Bancorp Inc/The			3,275		172,356
Beam Therapeutics Inc			916		22,720
Beazer Homes Usa Inc			12,906		354,388
Belden Inc			6,096		686,488
Bellring Brands Inc			11,329		853,537
Benchmark Electronics Inc			5,351		242,929
Bgc Group Inc			61,873		560,566
Bj's Wholesale Club Holdings I			10,490		937,276
Blackbaud Inc			1,620		119,783
Blackline Inc			958		58,213
Bloomin' Brands Inc			2,422		29,569
Blue Owl Capital Corp			18,923		286,114
Blue Owl Capital Inc			9,064		210,836
Blueprint Medicines Corp			2,003		174,709
Boise Cascade Co			1,093		129,908
Booz Allen Hamilton Holding Co			1,350		173,707
Box Inc			3,742		118,260
Boyd Gaming Corp			7,862		570,343
Brady Corp			3,816		281,837
Braze Inc			2,984		124,976
Bridgebio Pharma Inc			22,366		613,711
Bright Horizons Family Solutio			1,021		113,180
Brinker International Inc			780		103,220
Brink's Co/The			7,550		700,391
Broadridge Financial Solutions			595		134,621
Brunswick Corp/De			792		51,242
Builders Firstsource Inc			534		76,394
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Bwx Technologies Inc			1,476		164,365
	Bxp Inc			25,742		1,914,204
	Byline Bancorp Inc			10,525		305,222
	Cabot Corp			1,840		168,032
	Caci International Inc			121		48,844
	Cactus Inc			3,542		206,688
	Cadence Bank			6,982		240,540
	Cadre Holdings Inc			1,656		53,502
	Caesars Entertainment Inc			14,986		500,820
	Caleres Inc			25,775		596,956
	Camden Property Trust			17,317		2,009,516
	Carpenter Technology Corp			757		128,517
	Cars.Com Inc			27,619		478,629
	Carvana Co			616		125,353
	Casella Waste Systems Inc			1,947		206,026
	Casey's General Stores Inc			510		201,884
	Castle Biosciences Inc			25,476		678,924
	Catalyst Pharmaceuticals Inc			17,691		369,212
	Cavco Industries Inc			400		178,321
	Cbiz Inc			2,688		219,994
	Ccc Intelligent Solutions Hold			24,844		291,422
	Celldex Therapeutics Inc			2,558		64,629
	Centrus Energy Corp			891		59,359
	Champion Homes Inc			1,474		129,823
	Championx Corp			39,287		1,068,222
	Charles River Laboratories Int			401		73,954
	Chart Industries Inc			10,989		2,097,229
	Choice Hotels International In			259		36,738
	Chord Energy Corp			5,794		677,486
	Churchill Downs Inc			1,206		161,028
	Cirrus Logic Inc			1,505		149,824
*	Citigroup Inc			10,412,982		732,969,822
	Civitas Resources Inc			15,086		691,973
	Clean Harbors Inc			916		210,836
	Cleanspark Inc			2,850		26,251
	Clearwater Analytics Holdings			24,576		676,343
	Cno Financial Group Inc			22,015		819,174
	Cnx Resources Corp			4,133		151,558
	Coca-Cola Consolidated Inc			291		366,306
	Collegium Pharmaceutical Inc			26,375		755,635
	Columbia Banking System Inc			13,252		357,944
	Comfort Systems Usa Inc			222		94,051
	Commercial Metals Co			28,076		1,392,573
	Commvault Systems Inc			1,967		296,857
	Concentra Group Holdings Paren			2,063		40,807
	Concentrix Corp			5,368		232,267
	Conmed Corp			514		35,144
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Consol Energy Inc			1,009		107,644
Core & Main Inc			744		37,892
Corvel Corp			2,610		290,444
Coupang Inc			111,049		2,440,852
Cousins Properties Inc			80,540		2,467,742
Crane Co			1,153		174,952
Crinetics Pharmaceuticals Inc			3,864		197,581
Crocs Inc			884		96,841
Csw Industrials Inc			868		306,289
Cto Realty Growth Inc			18,277		360,230
Cubesmart			18,036		772,832
Curtiss-Wright Corp			4,268		1,514,552
Cytokinetics Inc			3,133		147,376
Darling Ingredients Inc			18,183		612,571
Deckers Outdoor Corp			752		152,780
Denali Therapeutics Inc			23,974		488,590
Dick's Sporting Goods Inc			675		154,548
Digital Realty Trust Inc			35,281		6,256,427
Digitalbridge Group Inc			9,706		109,481
Digitalocean Holdings Inc			17,283		588,846
Dime Community Bancshares Inc			8,684		266,893
Diodes Inc			2,514		155,013
Disc Medicine Inc			1,135		71,953
Domino's Pizza Inc			208		87,226
Donnelley Financial Solutions			2,341		146,836
Doubleverify Holdings Inc			33,077		635,415
Douglas Emmett Inc			72,762		1,350,471
Duolingo Inc			997		323,272
Dycom Industries Inc			9,036		1,572,864
Dynatrace Inc			3,075		167,129
Dyne Therapeutics Inc			1,957		46,110
Eagle Materials Inc			1,016		250,715
Eastgroup Properties Inc			7,826		1,255,917
Ecovyst Inc			23,874		182,398
Element Solutions Inc			12,433		316,173
Elf Beauty Inc			1,202		150,892
Emcor Group Inc			356		161,434
Empire State Realty Trust Inc			60,786		627,310
Employers Holdings Inc			4,348		222,739
Enact Holdings Inc			10,099		327,016
Encompass Health Corp			17,462		1,612,643
Endeavor Group Holdings Inc			7,356		230,168
Enersys			15,839		1,463,981
Ensign Group Inc/The			2,873		381,739
Entegris Inc			7,519		744,811
Eplus Inc			726		53,659
Equinix Inc			8,936		8,426,095
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Equity Lifestyle Properties In			64,150		4,272,367
Equity Residential			43,650		3,132,343
Esab Corp			2,664		319,574
Essential Properties Realty Tr			45,288		1,416,599
Essex Property Trust Inc			9,668		2,759,564
Euronet Worldwide Inc			1,791		184,215
Evolent Health Inc			26,646		299,773
Exact Sciences Corp			17,650		991,758
Exelixis Inc			7,047		234,673
Exlservice Holdings Inc			7,257		322,067
Expand Energy Corp			1,040		103,532
Extra Space Storage Inc			27,408		4,100,206
Extreme Networks Inc			2,550		42,680
Fair Isaac Corp			117		232,716
Farmland Partners Inc			52,930		622,461
Federal Agricultural Mortgage			4,925		970,033
Federal Realty Investment Trus			22,267		2,492,758
Federal Signal Corp			2,899		267,859
Ferguson Enterprises Inc			10,482		1,824,800
First Advantage Corp			25,183		471,675
First American Financial Corp			5,805		362,491
First Industrial Realty Trust			24,233		1,214,788
First Merchants Corp			18,682		745,228
Firstcash Holdings Inc			6,106		632,597
Fluor Corp			1,120		55,235
Fnb Corp/Pa			67,635		999,647
Forestar Group Inc			5,295		137,244
Formfactor Inc			2,288		100,663
Fortinet Inc			734		69,376
Four Corners Property Trust In			41,197		1,118,076
Frontdoor Inc			16,399		896,548
Frontview Reit Inc			26,754		485,058
Fti Consulting Inc			2,489		475,649
Globus Medical Inc			4,268		352,999
Golub Capital Bdc Inc			14,949		226,622
Grand Canyon Education Inc			5,079		831,961
Granite Construction Inc			6,328		555,023
Graphic Packaging Holding Co			39,707		1,078,440
Green Brick Partners Inc			2,420		136,688
Griffon Corp			8,011		570,967
Group 1 Automotive Inc			1,439		606,350
Gulfport Energy Corp			2,593		477,541
Gxo Logistics Inc			2,886		125,551
H&R Block Inc			3,379		178,534
Hackett Group Inc/The			6,625		203,509
Haemonetics Corp			7,118		555,787
Halozyme Therapeutics Inc			9,415		450,130
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hamilton Lane Inc			560		82,976
Hancock Whitney Corp			8,121		444,393
Healthpeak Properties Inc			19,666		398,634
Helix Energy Solutions Group I			24,976		232,777
Herc Holdings Inc			326		61,662
Heritage Commerce Corp			16,118		151,183
Hexcel Corp			564		35,392
Highwoods Properties Inc			13,099		400,582
Hilton Grand Vacations Inc			2,259		87,982
Hims & Hers Health Inc			1,273		30,776
Home Bancshares Inc/Ar			9,579		271,080
Host Hotels & Resorts Inc			59,054		1,034,618
Huron Consulting Group Inc			9,755		1,212,112
Ideaya Biosciences Inc			2,552		65,575
Immunovant Inc			16,130		399,529
Impinj Inc			760		110,437
Insmed Inc			35,932		2,480,714
Installed Building Products In			1,616		283,283
Interdigital Inc			7,162		1,387,448
Interparfums Inc			560		73,706
Intra-Cellular Therapies Inc			12,077		1,008,706
Invitation Homes Inc			43,619		1,394,509
Ionis Pharmaceuticals Inc			3,519		123,011
Ionq Inc			1,757		73,403
Iovance Biotherapeutics Inc			73,437		543,431
Iridium Communications Inc			6,854		198,915
Iron Mountain Inc			6,231		654,945
Jamf Holding Corp			26,375		370,565
Janus International Group Inc			32,483		238,749
Janux Therapeutics Inc			254		13,586
Kadant Inc			783		270,213
Kelly Services Inc			18,891		263,339
Kemper Corp			4,073		270,616
Kimco Realty Corp			123,782		2,900,204
Kinsale Capital Group Inc			81		37,639
Kirby Corp			1,289		136,351
Kite Realty Group Trust			29,073		733,808
Knife River Corp			2,376		241,468
Kosmos Energy Ltd			45,531		155,717
Krystal Biotech Inc			570		89,367
Kulicke & Soffa Industries Inc			761		35,521
Kymera Therapeutics Inc			3,159		127,085
Ladder Capital Corp			33,668		376,742
Lamar Advertising Co			5,332		649,106
Landstar System Inc			466		80,010
Lantheus Holdings Inc			7,175		641,886
Laureate Education Inc			38,998		713,266
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lazard Inc			27,474		1,414,344
Lemaitre Vascular Inc			1,185		109,173
Leonardo Drs Inc			3,407		110,072
Liberty Energy Inc			3,802		75,629
Liberty Media Corp-Liberty Liv			2,482		165,177
Life Time Group Holdings Inc			43,758		967,928
Lifestance Health Group Inc			63,239		466,074
Light & Wonder Inc			3,266		282,106
Lincoln Electric Holdings Inc			735		137,846
Lincoln National Corp			34,467		1,092,947
Lindblad Expeditions Holdings			27,274		323,468
Linde Plc			2,594		1,082,994
Littelfuse Inc			194		45,672
Liveramp Holdings Inc			9,735		295,642
Loar Holdings Inc			511		37,732
Louisiana-Pacific Corp			8,840		915,333
Ltc Properties Inc			15,749		544,126
Lulu's Fashion Lounge Holdings			41,061		46,399
Macom Technology Solutions Hol			1,991		258,663
Madrigal Pharmaceuticals Inc			336		103,580
Magnite Inc			47,048		749,002
Manhattan Associates Inc			836		225,974
Mara Holdings Inc			5,335		89,466
Matador Resources Co			3,395		190,988
Matson Inc			1,791		241,537
Mattel Inc			8,603		152,527
Medical Properties Trust Inc			62,463		246,730
Medpace Holdings Inc			276		91,608
Mercadolibre Inc			2,460		4,182,298
Merchants Bancorp/In			4,471		163,047
Merit Medical Systems Inc			3,162		305,826
Meritage Homes Corp			2,332		358,672
Microstrategy Inc			279		80,727
Mid-America Apartment Communit			17,675		2,732,040
Mirum Pharmaceuticals Inc			1,622		67,088
Mks Instruments Inc			1,213		126,608
Modine Manufacturing Co			15,755		1,826,465
Molina Healthcare Inc			325		94,501
Monolithic Power Systems Inc			99		58,522
Monte Rosa Therapeutics Inc			3,045		21,133
Moog Inc			136		26,745
Mp Materials Corp			9,438		147,232
Mr Cooper Group Inc			2,862		274,805
Msa Safety Inc			668		110,794
Mueller Industries Inc			856		67,946
Mueller Water Products Inc			50,052		1,126,170
Murphy Usa Inc			961		482,221
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Myr Group Inc			6,394		951,216
Natera Inc			12,678		2,006,903
National Bank Holdings Corp			9,191		395,772
Neurocrine Biosciences Inc			822		112,232
Newmark Group Inc			51,151		655,244
Nexstar Media Group Inc			4,361		688,878
Nextracker Inc			1,030		37,626
Nnn Reit Inc			47,783		1,951,948
Northeast Bank			3,208		294,263
Npk International Inc			24,621		188,846
Nurix Therapeutics Inc			2,806		52,871
Nutanix Inc			3,979		243,446
Nuvalent Inc			1,256		98,304
Oceanfirst Financial Corp			10,924		197,716
Olaplex Holdings Inc			98,579		170,542
Old National Bancorp/In			19,717		427,960
Olin Corp			3,111		105,152
Ollie's Bargain Outlet Holding			876		96,141
Onemain Holdings Inc			11,989		624,961
Onto Innovation Inc			1,885		314,205
Option Care Health Inc			7,027		163,032
Ormat Technologies Inc			746		50,538
Oscar Health Inc			4,293		57,696
Osi Systems Inc			3,517		588,789
Outfront Media Inc			29,379		521,182
Palomar Holdings Inc			1,832		193,467
Parsons Corp			12,788		1,179,669
Patrick Industries Inc			1,804		149,899
Patterson-Uti Energy Inc			55,447		457,991
Paylocity Holding Corp			877		174,967
Payoneer Global Inc			31,670		317,963
Peapack-Gladstone Financial Co			7,823		250,743
Pediatrix Medical Group Inc			19,634		257,600
Pegasystems Inc			883		82,310
Pennymac Financial Services In			4,967		507,354
Penumbra Inc			695		165,128
Perdoceo Education Corp			17,429		461,353
Performance Food Group Co			18,082		1,528,804
Permian Resources Corp			10,010		143,950
Photronics Inc			15,099		355,721
Pinnacle Financial Partners In			9,791		1,119,948
Pliant Therapeutics Inc			2,515		33,117
Pool Corp			143		48,708
Portland General Electric Co			23,178		1,011,015
Post Holdings Inc			2,257		258,317
Praxis Precision Medicines Inc			824		63,431
Preferred Bank/Los Angeles Ca			5,520		476,792
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Prestige Consumer Healthcare I			1,628		127,165
Pricesmart Inc			5,030		463,631
Primerica Inc			481		130,428
Primoris Services Corp			7,323		559,476
Privia Health Group Inc			49,852		974,610
Procept Biorobotics Corp			320		25,742
Progress Software Corp			16,854		1,098,028
Prologis Inc			76,776		8,115,180
Ptc Inc			1,355		249,089
Ptc Therapeutics Inc			2,021		91,231
Public Storage			4,421		1,323,756
Pure Storage Inc			459		28,169
Pvh Corp			8,592		908,579
Q2 Holdings Inc			3,155		317,548
Qualys Inc			634		88,954
Quanex Building Products Corp			29,172		707,130
Qxo Building Products Inc			8,909		905,023
Radnet Inc			18,501		1,292,128
Rambus Inc			7,871		416,085
Range Resources Corp			3,394		122,107
Rayonier Inc			48,395		1,263,102
Rbc Bearings Inc			488		145,840
Realty Income Corp			18,188		971,441
Red Rock Resorts Inc			1,020		47,166
Redwood Trust Inc			39,106		255,359
Regal Rexnord Corp			8,092		1,255,349
Regency Centers Corp			20,632		1,525,344
Reliance Worldwide Corp Ltd			39,450		122,615
Remitly Global Inc			37,910		855,621
Repligen Corp			1,008		145,096
Replimune Group Inc			9,422		114,100
Resideo Technologies Inc			10,285		237,072
Revolution Medicines Inc			2,338		102,254
Rexford Industrial Realty Inc			63,943		2,472,028
Rhythm Pharmaceuticals Inc			1,025		57,380
Rli Corp			720		118,729
Rlj Lodging Trust			60,202		614,667
Rocket Lab Usa Inc			2,490		63,410
Rocket Pharmaceuticals Inc			1,778		22,353
Rpm International Inc			1,986		244,409
Rush Street Interactive Inc			9,375		128,625
Ryan Specialty Holdings Inc			1,227		78,713
Ryman Hospitality Properties I			7,092		740,002
Saia Inc			618		281,827
Sba Communications Corp			7,013		1,429,309
Scholar Rock Holding Corp			3,514		151,859
Select Medical Holdings Corp			3,038		57,268
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Select Water Solutions Inc			21,908		290,062
Servicetitan Inc			2,098		215,820
Shift4 Payments Inc			2,377		246,656
Simon Property Group Inc			12,531		2,157,967
Simply Good Foods Co/The			13,640		531,684
Simpson Manufacturing Co Inc			1,565		259,607
Siteone Landscape Supply Inc			1,787		235,511
Sitime Corp			4,895		1,050,190
Six Flags Entertainment Corp			6,885		331,807
Skyward Specialty Insurance Gr			4,097		207,066
Slm Corp			50,649		1,396,911
Soleno Therapeutics Inc			597		26,854
Southstate Corp			2,644		263,071
Southwest Gas Holdings Inc			15,785		1,116,148
Springworks Therapeutics Inc			23,048		832,721
Sprout Social Inc			18,604		571,334
Sprouts Farmers Market Inc			4,239		538,642
Sps Commerce Inc			1,427		262,486
Spx Technologies Inc			8,946		1,301,883
Stag Industrial Inc			39,070		1,321,335
Stagwell Inc			34,507		227,055
Sterling Infrastructure Inc			8,159		1,374,413
Steven Madden Ltd			10,899		463,406
Stifel Financial Corp			11,089		1,176,360
Stonex Group Inc			5,847		572,869
Stride Inc			13,208		1,372,742
Summit Materials Inc			24,776		1,253,678
Sun Communities Inc			21,305		2,619,830
Taylor Morrison Home Corp			31,160		1,907,311
Td Synnex Corp			7,233		848,294
Tegna Inc			25,991		475,377
Teledyne Technologies Inc			638		296,295
Tenable Holdings Inc			2,035		80,140
Tenet Healthcare Corp			2,217		279,836
Texas Roadhouse Inc			1,122		202,429
Tg Therapeutics Inc			942		28,338
Thryv Holdings Inc			1,878		27,797
Tko Group Holdings Inc			18,888		2,684,158
Topbuild Corp			651		202,799
Toro Co/The			1,310		104,911
Transmedics Group Inc			1,065		66,401
Travel + Leisure Co			1,427		71,974
Trex Co Inc			1,359		93,791
Trinet Group Inc			949		86,149
Ufp Industries Inc			2,288		257,721
Ufp Technologies Inc			770		188,337
Ultra Clean Holdings Inc			11,435		411,090
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ultragenyx Pharmaceutical Inc			2,862		120,415
Umb Financial Corp			14,686		1,657,453
United Parks & Resorts Inc			961		54,003
Universal Corp/Va			4,793		262,870
Universal Health Services Inc			2,000		358,856
Upwork Inc			14,555		237,975
Urban Edge Properties			28,196		606,215
Utz Brands Inc			13,400		209,846
Valmont Industries Inc			1,173		359,686
Valvoline Inc			2,641		95,568
Varonis Systems Inc			33,168		1,473,663
Vaxcyte Inc			5,642		461,821
Veeco Instruments Inc			1,957		52,451
Ventas Inc			74,435		4,383,467
Vera Therapeutics Inc			2,967		125,481
Verint Systems Inc			9,944		272,976
Verra Mobility Corp			41,939		1,014,080
Vertex Inc			13,280		708,502
Vertiv Holdings Co			2,322		263,777
Vesync Co Ltd			281,699		191,838
Viking Therapeutics Inc			11,289		454,276
Viper Energy Inc			24,208		1,187,876
Vishay Intertechnology Inc			34,966		592,332
Visteon Corp			1,396		123,823
Vital Farms Inc			21,758		820,064
Vontier Corp			6,488		236,609
Vornado Realty Trust			22,868		961,376
Voya Financial Inc			6,484		446,279
Warrior Met Coal Inc			1,789		97,051
Watsco Inc			193		91,373
Watts Water Technologies Inc			1,340		272,364
Webster Financial Corp			13,109		723,903
Welltower Inc			23,214		2,925,636
Wesco International Inc			7,393		1,337,821
West Pharmaceutical Services I			209		68,394
Weyerhaeuser Co			50,855		1,431,579
Willscot Holdings Corp			5,183		173,372
Wingstop Inc			1,205		342,417
Wintrust Financial Corp			15,129		1,886,799
Woodward Inc			1,910		317,890
World Kinect Corp			33,982		934,856
Wynn Resorts Ltd			889		76,609
Xencor Inc			3,903		89,697
Xpo Inc			923		121,067
Yum China Holdings Inc			12,017		578,854
Zebra Technologies Corp			416		160,514
Zions Bancorp Na			6,975		378,411
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Zurn Elkay Water Solutions Cor			30,271		1,129,105
Total U.S. equities					$1,020,201,615

Non-U.S. equities:
3I Group Plc			102,325		$4,567,330
A2 Milk Co Ltd/The			16,058		57,466
A2A Spa			68,813		152,845
Aalberts Nv			4,273		151,959
Abb India Ltd			3,437		277,492
Abb Ltd			31,962		1,730,640
Abc-Mart Inc			6,293		127,779
Academedia Ab			55,833		341,086
Accelleron Industries Ag			12,639		651,326
Accton Technology Corp			23,950		564,707
Adastria Co Ltd			2,997		66,072
Adentra Inc			9,183		237,082
Adesso Se			1,034		94,213
Adriatic Metals Plc			122,113		294,865
Ad-Sol Nissin Corp			2,298		29,443
Adways Inc			7,991		15,000
Adyen Nv			1,740		2,588,513
Aedas Homes Sa			16,091		431,546
Aeris Resources Ltd			200,956		21,774
Agl Energy Ltd			80,120		560,057
Aia Group Ltd			539,331		3,908,925
Aib Group Plc			182,019		1,004,605
Aic Mines Ltd			77,396		16,293
Aiful Corp			176,012		378,544
Ai-Media Technologies Ltd			19,277		10,503
Air Liquide Sa			21,497		3,493,058
Airtac International Group			3,996		102,865
Aj Bell Plc			61,642		349,332
Aker Solutions Asa			148,834		407,554
Aldar Properties Pjsc			99,562		208,175
Aldrees Petroleum And Transpor			4,240		135,626
Alfa Financial Software Holdin			92,426		248,293
Alimak Group Ab			8,654		91,947
Alk-Abello A/S			3,116		68,832
Alkane Resources Ltd			296,862		93,739
Alkermes Plc			5,628		161,850
All Ring Tech Co Ltd			10,968		134,488
Alligo Ab			1,821		20,305
Alphamin Resources Corp			166,960		124,216
Alphapolis Co Ltd			3,596		25,948
Als Ltd			12,185		113,768
Alzchem Group Ag			498		29,421
Amada Co Ltd			4,196		41,031
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Amadeus It Group Sa			42,978		3,035,154
Amano Corp			6,793		185,249
Amaze Co Ltd			1,099		8,921
Ambea Ab			95,253		832,336
Amplifon Spa			23,477		604,111
Ams-Osram Ag			5,588		36,602
Amvis Holdings Inc			12,986		60,155
Anest Iwata Corp			2,997		27,478
Anritsu Corp			18,780		168,489
Aon Plc			9,917		3,561,818
Apollo Hospitals Enterprise Lt			4,315		367,775
Arca Continental Sab De Cv			127,406		1,057,164
Arcadis Nv			6,935		422,229
Arcadium Lithium Plc			1		3
Arch Capital Group Ltd			30,555		2,821,730
Archosaur Games Inc			333,643		60,991
Arcos Dorados Holdings Inc			13,862		100,917
Arena Reit			17,184		41,387
Ariston Holding Nv			23,336		83,416
Aritzia Inc			10,874		404,065
Arjo Ab			2,949		9,677
Aroa Biosurgery Ltd			28,946		13,800
Ascendis Pharma A/S			210		28,883
Asia Commercial Bank Jsc			264,217		267,485
Asia Vital Components Co Ltd			12,962		246,318
Askul Corp			12,287		131,656
Asm International Nv			3,510		2,031,050
Asml Holding Nv			3,494		2,421,695
Aspeed Technology Inc			2,293		232,586
Assured Guaranty Ltd			8,775		789,800
Astral Ltd			11,096		214,143
Astrazeneca Plc			25,012		3,279,106
Atkinsrealis Group Inc			9,041		479,413
Atour Lifestyle Holdings Ltd			6,365		171,166
Atrenew Inc			14,385		41,428
Ats Corporation			5,412		164,978
Attendo Ab			18,928		87,365
Aucnet Inc			3,097		52,630
Auction Technology Group Plc			56,548		389,511
Audiocodes Ltd			2,521		24,557
Aurelia Metals Ltd			430,632		45,326
Australian Clinical Labs Ltd			14,513		30,912
Autohome Inc			26,785		695,083
Avant Group Corp			8,391		107,744
Avanza Bank Holding Ab			1,975		48,777
Avio Spa			9,875		142,142
Awa Bank Ltd/The			4,995		86,507
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Axalta Coating Systems Ltd			6,586		225,362
Axis Capital Holdings Ltd			13,874		1,229,487
Aya Gold & Silver Inc			4,412		32,949
Ayala Land Inc			259,243		117,420
B&S Group Sarl			14,380		61,868
Bae Systems Plc			163,386		2,350,108
Baioo Family Interactive Ltd			257,724		8,460
Bakkavor Group Plc			33,875		61,940
Balfour Beatty Plc			7,552		43,015
Baltic Classifieds Group Plc			51,851		204,553
Banca Generali Spa			3,662		170,113
Banca Mediolanum Spa			63,837		759,523
Banca Sistema Spa			33,030		43,368
Banco Btg Pactual Sa			33,402		147,065
Banco Comercial Portugues Sa			60,865		29,288
Banco Macro Sa			2,049		198,263
Bandai Namco Holdings Inc			52,337		1,258,468
Bang & Olufsen A/S			3,070		4,003
Bank Central Asia Tbk Pt			2,321,418		1,395,445
Bank Mandiri Persero Tbk Pt			4,076,840		1,443,799
Bank Of Iwate Ltd/The			5,994		107,203
Bankinter Sa			136,303		1,078,323
Baudroie Inc			300		9,410
Bawag Group Ag			30,915		2,597,807
Bbb Foods Inc			7,025		198,680
Bdo Unibank Inc			133,013		331,125
Beauty Garage Inc			2,497		20,959
Beiersdorf Ag			13,940		1,789,865
Beijer Ref Ab			12,404		183,094
Beijing Huafeng Test & Control			6,263		89,669
Belimo Holding Ag			1,134		750,020
Bell Financial Group Ltd			12,837		10,651
Bell System24 Holdings Inc			6,093		49,900
Beneteau Saca			18,595		169,831
Best Pacific International Hol			113,878		44,713
Bff Bank Spa			16,872		160,732
Bharat Electronics Ltd			139,751		478,520
Bharti Airtel Ltd			29,681		550,454
Bicycle Therapeutics Plc			8,392		117,487
Bid Corp Ltd			6,549		149,430
Bidvest Group Ltd			12,929		180,660
Big Yellow Group Plc			18,578		223,366
Bim Birlesik Magazalar As			14,603		218,262
Biohaven Ltd			3,885		145,115
Biprogy Inc			10,689		324,071
Blue Star Ltd			22,362		558,736
Boc Aviation Ltd			19,879		154,440
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bosideng International Holding			367,607		183,615
Bossard Holding Ag			567		119,583
Bper Banca Spa			90,057		572,018
Bravida Holding Ab			26,101		189,216
Bravura Solutions Ltd			190,517		265,407
Bredband2 I Skandinavien Ab			214,348		38,100
Brenntag Se			23,235		1,392,557
Bridgepoint Group Plc			66,455		299,621
Brp Inc			1,985		101,038
Bukit Sembawang Estates Ltd			2,697		7,038
Bunka Shutter Co Ltd			10,788		133,517
Bureau Veritas Sa			71,271		2,165,318
Business Brain Showa-Ota Inc			1,998		27,230
Business Engineering Corp			799		18,484
Bw Lpg Ltd			38,703		426,987
Byd Co Ltd			15,455		530,418
Cairn Homes Plc			253,255		612,409
Cairo Communication Spa			17,291		43,776
Caltagirone Spa			2,685		18,073
Camtek Ltd/Israel			664		53,655
Camurus Ab			3,619		185,227
Canadian National Railway Co			11,519		1,169,302
Canadian Natural Resources Ltd			53,852		1,661,769
Canadian Pacific Kansas City L			38,934		2,817,625
Capgemini Se			19,355		3,169,602
Capitec Bank Holdings Ltd			4,137		687,149
Capral Ltd			2,451		15,102
Capricorn Metals Ltd			9,126		35,485
Care Reit Plc			55,229		56,234
Carel Industries Spa			12,920		248,044
Carlsberg As			11,941		1,144,070
Carnival Plc			3,770		84,862
Carpenter Tan Holdings Ltd			37,460		28,018
Cedar Woods Properties Ltd			9,207		31,353
Cellavision Ab			1,406		27,686
Cellebrite Di Ltd			27,623		608,545
Central Depository Services In			15,793		324,412
Central Glass Co Ltd			8,791		185,701
Central Security Patrols Co Lt			2,397		45,581
Cg Power & Industrial Solution			22,481		191,166
Champion Reit			135,855		30,256
Channel Infrastructure Nz Ltd			38,046		39,860
Check Point Software Technolog			6,201		1,157,665
Chikaranomoto Holdings Co Ltd			4,395		27,044
China Leon Inspection Holding			373,600		104,847
China Merchants Commercial Rea			103,889		16,316
China Oilfield Services Ltd			74,021		154,648
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
China Resources Gas Group Ltd			60,435		239,238
China Resources Mixc Lifestyle			112,679		419,214
China Xinhua Education Group L			401,570		37,221
Chroma Ate Inc			20,939		261,220
Ci Financial Inc			4,495		96,705
Ci&T Inc			27,287		165,631
Cicor Technologies Ltd			1,026		67,922
Cie De Saint-Gobain Sa			26,840		2,381,873
Cie Financiere Richemont Sa			20,953		3,188,274
Cie Generale Des Etablissement			26,251		864,422
Cimb Group Holdings Bhd			147,170		269,886
Civmec Australia Ltd			117,974		93,397
Clas Ohlson Ab			40,041		761,015
Clicks Group Ltd			13,092		258,852
Cmc Markets Plc			85,482		265,502
Cnooc Energy Technology & Serv			333,044		194,828
Cochlear Ltd			746		133,928
Codan Ltd			21,063		209,967
Coface Sa			10,390		154,711
Cogeco Inc			999		40,959
Cognyte Software Ltd			35,300		305,347
Cogstate Ltd			15,855		10,258
Colopl Inc			8,291		25,323
Columbus A/S			13,786		19,239
Compass Group Plc			145,173		4,839,919
Computer Age Management Servic			4,889		289,857
Comture Corp			1,998		28,742
Continental Ag			29,851		2,003,627
Convatec Group Plc			63,366		175,544
Coor Service Management Holdin			16,565		51,423
Core Corp			2,997		35,849
Corp Inmobiliaria Vesta Sab De			112,431		317,240
Cosmo Pharmaceuticals Nv			584		41,076
Costain Group Plc			236,275		313,666
Coveo Solutions Inc			14,575		64,658
Craftsman Automation Ltd			574		36,129
Credicorp Ltd			905		165,970
Creditaccess Grameen Ltd			11,789		122,082
Credo Technology Group Holding			29,006		1,949,506
Crh Plc			8,744		808,971
Croda International Plc			32,572		1,380,866
Cromwell Property Group			59,031		13,889
Cts Co Ltd			11,588		66,579
Cummins India Ltd			4,046		154,732
Cyberagent Inc			32,265		225,013
Daetwyler Holding Ag			446		65,483
Daicel Corp			15,284		136,781
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Daiei Kankyo Co Ltd			11,787		216,832
Dai-Ichi Cutter Kogyo Kk			3,996		35,772
Daiichikosho Co Ltd			3,796		44,490
Daikin Industries Ltd			10,966		1,301,998
Daishinku Corp			3,396		12,167
Daiwa Industries Ltd			2,497		24,376
Daiwabo Holdings Co Ltd			10,988		215,836
Dassault Systemes Se			19,120		663,272
Dbs Group Holdings Ltd			46,136		1,478,575
Deceuninck Nv			47,547		119,641
Definity Financial Corp			8,486		344,877
Delta Electronics Inc			34,898		458,253
Delta Israel Brands Ltd			2,267		38,555
Denso Corp			97,097		1,368,172
Dentalcorp Holdings Ltd			18,840		108,596
Descartes Sys Group Inc			4,413		501,411
Descartes Systems Group Inc/Th			3,160		358,973
Deutsche Boerse Ag			10,239		2,358,010
Dexerials Corp			2,697		42,415
Dfds A/S			11,918		220,935
Dgl Group Ltd/Au			84,060		29,666
Diageo Plc			33,861		1,076,104
Digital Hearts Holdings Co Ltd			2,397		12,844
Dip Corp			13,486		214,863
Diploma Plc			2,550		135,743
Divi's Laboratories Ltd			2,802		199,591
Dixon Technologies India Ltd			4,920		1,030,808
Dksh Holding Ag			4,347		322,843
Docebo Inc			599		26,863
Domino's Pizza Enterprises Ltd			2,590		47,214
Dong-E-E-Jiao Co Ltd			16,552		142,223
Dorel Industries Inc			1,806		4,885
Double Standard Inc			2,497		27,697
Dr Sulaiman Al Habib Medical S			1,883		140,558
Dream International Ltd			99,893		64,041
Dustin Group Ab			168,489		64,472
Dynapac Co Ltd			1,099		12,564
East Money Information Co Ltd			160,730		568,560
Eastroc Beverage Group Co Ltd			14,913		507,762
Eco's Co Ltd/Japan			1,299		17,121
Edenred Se			30,299		996,147
Eguarantee Inc			7,592		86,034
Ehime Bank Ltd/The			2,597		18,476
Eiken Chemical Co Ltd			6,293		85,894
Einhell Germany Ag			333		21,701
Eldorado Gold Corp			18,397		273,569
Elecom Co Ltd			5,994		56,824
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Electric Connector Technology			18,280		149,514
Elior Group Sa			13,161		38,377
Elite Material Co Ltd			14,956		281,932
Elm Co			847		251,205
Elmera Group Asa			163,973		551,515
Elopak Asa			18,768		74,693
Emaar Properties Pjsc			167,111		584,629
Emak Spa			36,418		33,374
Ememory Technology Inc			2,991		306,110
Enea Ab			16,160		144,935
Energiekontor Ag			574		29,233
Engie Sa			154,265		2,445,641
Eni Spa			77,789		1,054,412
Ensign Energy Services Inc			9,236		19,138
Entra Asa			8,978		91,386
Environmental Group Ltd/The			40,891		7,975
Eramet Sa			2,325		130,341
Eri Holdings Co Ltd			1,399		20,164
Ermenegildo Zegna Nv			26,969		222,765
Ero Copper Corp			19,079		257,087
Esker Sa			1,005		271,388
Esr Group Ltd			391,579		601,890
Essent Group Ltd			24,402		1,328,423
Essilorluxottica Sa			7,563		1,845,200
E-Star Commercial Management C			186,800		28,857
Eternal Ltd			249,003		808,694
Eurobank Ergasias Services And			143,508		331,383
Eurofins Scientific Se			5,355		273,443
Evertec Inc			2,410		83,207
Evolution Mining Ltd			70,600		210,256
Evraz Plc			78,952		80,092
Exchange Income Corp			6,785		277,626
Experian Plc			105,740		4,562,185
Expro Group Holdings Nv			2,483		30,958
Fabasoft Ag			1,107		19,255
Fabrinet			3,487		766,646
Fanuc Corp			47,552		1,263,225
Fasadgruppen Group Ab			17,751		73,901
Fastighetsbolaget Emilshus Ab			4,190		11,299
Fcc Co Ltd			4,395		89,355
Fdm Group Holdings Plc			3,792		14,959
Ferrari Nv			9,119		3,893,996
Fiducian Group Ltd			8,406		45,280
Finecobank Banca Fineco Spa			19,225		334,254
Firan Technology Group Corp			9,590		48,609
Firm Capital Mtg Invt Corp			1,698		14,098
First Bancorp/Puerto Rico			9,866		183,400
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fisher & Paykel Healthcare Cor			9,895		212,886
Fiverr International Ltd			4,516		143,298
Flatexdegiro Ag			28,888		441,974
Fluidra Sa			9,546		232,487
Fomento Economico Mexicano Sab			73,510		777,718
Forfarmers Nv			6,890		24,042
Fortum Oyj			83,013		1,161,751
Fortuna Mining Corp			11,787		50,569
Fortune Electric Co Ltd			8,874		152,392
Foshan Haitian Flavouring & Fo			43,074		270,864
Fositek Corp			3,988		98,539
Foxtons Group Plc			56,579		48,894
Fpt Corp			101,322		606,303
Frasers Property Ltd			24,274		16,548
Ftai Aviation Ltd			1,401		201,751
Ftgroup Co Ltd			4,795		37,313
Fuchs Se			7,759		255,486
Fuji Corp/Aichi			9,790		150,213
Fuji Corp/Miyagi			1,798		22,608
Fuji Kyuko Co Ltd			2,897		41,234
Fuji Pharma Co Ltd			4,895		49,801
Fuji Seal International Inc			2,697		43,625
Fujii Sangyo Corp			699		11,212
Fujitsu General Ltd			3,296		48,809
Fukuoka Financial Group Inc			5,095		127,882
Fullcast Holdings Co Ltd			4,295		40,532
Fuller Smith & Turner Plc			4,981		38,674
Furuno Electric Co Ltd			5,994		102,397
Fuso Chemical Co Ltd			7,192		163,149
Futu Holdings Ltd			1,611		128,887
Future Corp			19,979		235,432
Fuyao Glass Industry Group Co			51,053		436,447
G5 Entertainment Ab			7,743		77,082
Galaxy Entertainment Group Ltd			297,074		1,262,036
Galp Energia Sgps Sa			43,987		726,497
Gamma Communications Plc			28,884		553,469
Gamuda Bhd			181,669		192,578
Ge Vernova T&D India Ltd			8,864		214,930
Gecoss Corp			4,895		31,768
Gentrack Group Ltd			6,206		43,812
Genuit Group Plc			42,516		207,395
Genus Plc			11,023		213,985
Genusplus Group Ltd			5,743		9,316
Geo Holdings Corp			4,595		48,302
Geolive Group Corp			1,099		8,034
Giga Prize Co Ltd			699		7,519
Gildan Activewear Inc			31,567		1,484,828
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Giordano International Ltd			111,880		24,197
Gl Events Saca			1,543		29,406
Globant Sa			1,038		222,569
Globeride Inc			1,798		22,104
Glory Ltd			7,991		131,954
Gmo Internet Group Inc			3,496		59,621
Godrej Properties Ltd			7,278		236,871
Gold Road Resources Ltd			55,959		71,027
Golden Throat Holdings Group C			41,456		17,291
Grand Process Technology Corp			2,991		135,492
Green Landscaping Group Ab			4,456		28,393
Greenfire Resources Ltd			3,535		24,959
Grupo Aeroportuario Del Surest			573		147,722
Grupo Empresarial San Jose Sa			4,221		22,731
Grupo Financiero Banorte Sab D			194,698		1,258,110
Grupo Financiero Galicia Sa			5,166		321,939
Gudeng Precision Industrial Co			8,974		133,302
Guerbet			1,241		34,430
Gvs Spa			22,523		114,047
H World Group Ltd			66,229		221,675
Haier Smart Home Co Ltd			40,357		142,871
Hakuhodo Dy Holdings Inc			24,474		186,637
Hallenstein Glasson Holdings L			5,583		25,805
Hanwa Co Ltd			11,787		373,512
Hanwha Aerospace Co Ltd			882		195,708
Hd Hyundai Electric Co Ltd			1,806		468,558
Hdfc Asset Management Co Ltd			4,345		213,122
Hdfc Bank Ltd			52,832		1,223,081
Heidelberger Druckmaschinen Ag			13,541		12,815
Helios Towers Plc			146,681		168,089
Hellofresh Se			3,099		37,734
Helloworld Travel Ltd			18,972		22,964
Henan Pinggao Electric Co Ltd			99,011		260,439
Henkel Ag & Co Kgaa			19,957		1,750,346
Hennge Kk			2,997		23,874
Hera Spa			67,466		239,763
Hexagon Ab			116,670		1,115,042
Hiab Oyj			1,129		59,706
Higashi Holdings Co Ltd			1,798		11,841
High Liner Foods			1,598		17,748
Hikari Tsushin Inc			1,299		284,908
Hill & Smith Plc			10,162		237,741
Hindustan Aeronautics Ltd			5,848		285,405
Hipages Group Holdings Ltd			14,195		11,074
Hisamitsu Pharmaceutical Co In			1,598		41,544
Hiscox Ltd			18,646		252,906
Hitachi Ltd			127,004		3,181,565
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hkbn Ltd			19,479		12,764
Hoa Phat Group Jsc			277,124		289,793
Hodogaya Chemical Co Ltd			499		12,267
Hoist Finance Ab			36,422		297,659
Hokkan Holdings Ltd			899		9,593
Hon Hai Precision Industry Co			123,639		693,911
Hong Kong Exchanges & Clearing			12,464		473,003
Hong Kong Technology Venture C			68,926		12,689
Hongfa Technology Co Ltd			51,545		224,702
Horiba Ltd			6,693		389,749
Hoya Corp			4,785		603,311
Hs Holdings Co Ltd			5,194		28,788
Huali Industrial Group Co Ltd			8,990		96,872
Huaneng Lancang River Hydropow			146,073		190,315
Hugo Boss Ag			969		44,931
Humanwell Healthcare Group Co			39,458		126,386
Humm Group Ltd			37,980		16,343
Husqvarna Ab			7,611		39,772
Hypoport Se			812		141,366
Iar Systems Group Ab			1,024		11,722
Iberpapel Gestion Sa			495		9,132
Ibersol Sgps Sa			5,310		41,131
Icici Bank Ltd			178,612		4,512,386
Icon Plc			19,628		4,116,147
Idec Corp/Japan			9,390		148,533
Ifast Corp Ltd			19,279		104,721
Ihi Corp			4,695		278,156
I'Ll Inc			2,697		47,023
Illimity Bank Spa			10,108		34,416
Imagica Group Inc			9,090		31,812
Imcd Nv			2,685		398,995
Immobiliare Grande Distribuzio			23,359		60,471
Immunocore Holdings Plc			9,791		288,823
Impax Asset Management Group P			18,481		57,170
Impro Precision Industries Ltd			230,753		57,926
Indian Hotels Co Ltd/The			62,635		642,015
Indra Sistemas Sa			1,717		30,370
Info Edge India Ltd			2,408		244,102
Infomedia Ltd			13,309		12,690
Ing Groep Nv			101,249		1,586,285
Innovent Biologics Inc			32,465		152,966
Instone Real Estate Group Se			18,981		166,277
Intact Financial Corp			3,916		712,613
Intelbras Sa Industria De Tele			32,265		66,747
Intelligent Wave Inc			1,399		10,144
Interglobe Aviation Ltd			3,663		194,870
Intermediate Capital Group Plc			13,063		338,000
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
International Container Termin			42,177		281,446
Interpump Group Spa			2,646		116,893
Intesa Sanpaolo Spa			383,773		1,535,146
Iqe Plc			646,291		89,845
Iren Spa			49,544		98,450
Iriso Electronics Co Ltd			3,496		60,066
Isb Corp			4,995		43,444
Itab Shop Concept Ab			7,035		13,308
Itau Unibanco Holding Sa			374,976		1,864,457
Ituran Location And Control Lt			1,337		41,634
Ivf Hartmann Holding Ag			72		11,905
Jaccs Co Ltd			4,495		111,693
Jamieson Wellness Inc			8,587		219,178
Jamjoom Pharmaceuticals Factor			2,909		117,814
Janus Henderson Group Plc			27,474		1,168,455
Japan Aviation Electronics Ind			5,194		98,462
Japan Medical Dynamic Marketin			3,696		14,416
Japan Transcity Corp			4,795		31,211
Jb Hi-Fi Ltd			8,021		460,292
Jbcc Holdings Inc			699		20,178
Jcr Pharmaceuticals Co Ltd			16,882		65,203
Jd Sports Fashion Plc			507,310		609,306
Jentech Precision Industrial C			2,991		139,141
Jeol Ltd			3,596		128,964
Jet2 Plc			749		14,853
Jfrog Ltd			29,672		872,640
Jgc Holdings Corp			27,970		234,122
Jiangsu Hengli Hydraulic Co Lt			13,486		97,494
Jinmao Property Services Co Lt			61,434		19,930
Johnson Service Group Plc			178,678		303,441
Jost Werke Se			501		23,627
Js Global Lifestyle Co Ltd			803,141		143,714
Jsw Energy Ltd			24,026		180,347
Jtc Plc			41,488		511,278
Julius Baer Group Ltd			11,553		747,804
Jumbo Interactive Ltd			2,623		22,608
Justsystems Corp			7,592		169,798
Jutal Offshore Oil Services Lt			261,720		23,922
Jyp Entertainment Corp			3,779		179,431
Kakaku.Com Inc			17,381		267,644
Kalmar Oyj			629		20,730
Kalyan Jewellers India Ltd			23,054		206,332
Kambi Group Plc			2,360		21,555
Kamei Corp			4,295		51,602
Kamigumi Co Ltd			2,298		50,056
Kanaden Corp			5,994		57,472
Kanzhun Ltd			13,859		191,257
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kardex Holding Ag			1,099		327,980
Karooooo Ltd			390		17,590
Kaufman & Broad Sa			766		25,904
Kaynes Technology India Ltd			4,278		370,589
Kbc Group Nv			30,248		2,334,703
Kei Industries Ltd			4,826		250,101
Kenko Mayonnaise Co Ltd			2,497		31,940
Kfin Technologies Ltd			11,731		210,633
Kid Asa			18,489		218,146
Kier Group Plc			38,395		71,359
Kimura Unity Co Ltd			999		9,591
Kinaxis Inc			1,474		177,501
King Slide Works Co Ltd			3,988		188,563
King Yuan Electronics Co Ltd			72,841		247,732
Kingboard Laminates Holdings L			154,335		143,249
Klabin Sa			86,227		323,812
Klingelnberg Ag			927		13,554
Knaus Tabbert Ag			2,896		35,565
Kogan.Com Ltd			8,308		31,944
Koike Sanso Kogyo Co Ltd			999		40,552
Kokusai Electric Corp			90,917		1,240,875
Konica Minolta Inc			99,593		419,831
Koninklijke Bam Groep Nv			43,891		190,796
Konoike Transport Co Ltd			3,097		60,885
Kose Corp			14,164		647,016
Kudelski Sa			5,416		7,919
Kuriyama Holdings Corp			10,689		84,673
Kweichow Moutai Co Ltd			1,197		249,816
Kws Saat Se & Co Kgaa			765		46,590
Kyocera Corp			63,004		631,599
Kyoritsu Maintenance Co Ltd			5,494		102,377
Laboratorios Farmaceuticos Rov			5,942		387,304
Lagercrantz Group Ab			5,969		112,142
Lectra			6,395		172,177
Legrand Sa			17,571		1,711,057
Leifheit Ag			568		9,329
Lh Group Ltd			109,882		7,002
Lhn Ltd			41,755		15,610
Li Ning Co Ltd			802,996		1,701,520
Life Corp			4,295		96,070
Lifull Co Ltd			12,187		15,897
Linde Plc			4,675		1,957,459
Linmon Media Ltd			39,158		14,052
Liontrust Asset Management Plc			3,175		18,925
Litalico Inc			8,291		47,217
Logista Integral Sa			710		21,475
Loncin Motor Co Ltd			90,803		113,204
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
London Stock Exchange Group Pl			18,316		2,588,646
Look Holdings Inc			4,295		63,300
Lotes Co Ltd			6,524		389,034
Luceco Plc			82,511		132,684
Lucero Energy Corp			271,978		80,372
Luyuan Group Holding Cayman Lt			23,974		23,024
Lvmh Moet Hennessy Louis Vuitt			2,924		1,924,092
M&A Capital Partners Co Ltd			1,598		27,021
M1 Kliniken Ag			1,707		29,345
Macrotech Developers Ltd			16,897		274,210
Mahindra & Mahindra Ltd			12,214		429,016
Makemytrip Ltd			3,231		362,727
Mandatum Oyj			7,004		32,490
Mandom Corp			6,793		55,454
Maple Leaf Foods Inc			4,455		63,009
Marco Polo Marine Ltd			994,636		39,371
Marcopolo Sa			1		1
Marex Group Plc			8,692		270,919
Marklines Co Ltd			3,197		44,259
Marks & Spencer Group Plc			20,816		97,891
Martinrea International Inc			2,797		17,542
Matsui Construction Co Ltd			2,198		12,501
Matsukiyococokara & Co			75,365		1,105,347
Matsuoka Corp			3,097		39,645
Max Healthcare Institute Ltd			23,724		312,612
Maxell Ltd			7,492		89,240
Mazda Motor Corp			17,282		119,143
Mcbride Plc			51,692		68,299
Mcj Co Ltd			5,494		50,166
Medadvisor Ltd			50,762		7,072
Mediatek Inc			15,953		688,558
Medipal Holdings Corp			1,698		25,722
Megachips Corp			3,197		128,547
Meiji Electric Industries Co L			1,598		14,645
Meitec Group Holdings Inc			1,798		33,923
Meituan			247,746		4,838,221
Menicon Co Ltd			14,485		129,030
Merck Kgaa			24,822		3,595,818
Merus Nv			772		32,474
Metawater Co Ltd			12,287		142,132
Methanex Corp			9,576		478,216
Metro Brands Ltd			9,847		139,965
Mfe-Mediaforeurope Nv			3,045		12,983
Midea Group Co Ltd			24,728		240,499
Mikron Holding Ag			824		13,095
Military Commercial Joint Stoc			138,951		136,853
Minsheng Education Group Co Lt			227,756		5,835
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Minto Apartment Reit			25,972		240,905
Mips Ab			2,872		122,267
Mitani Sangyo Co Ltd			24,574		51,443
Mito Securities Co Ltd			24,074		87,774
Mitsuba Corp			5,694		35,216
Mitsubishi Electric Corp			82,144		1,404,432
Mitsubishi Heavy Industries Lt			212,537		3,006,302
Mitsui High-Tec Inc			14,385		75,694
Miura Co Ltd			13,486		341,516
Mizuho Financial Group Inc			64,698		1,594,403
Mizuno Corp			999		56,951
Modec Inc			9,090		193,478
Monday.Com Ltd			8,803		2,072,473
Monogatari Corp/The			8,791		193,812
Montana Aerospace Ag			22,599		357,093
Moonlake Immunotherapeutics			1,568		84,934
Morguard Corp			400		31,603
Moriroku Co Ltd			5,294		67,240
Morita Holdings Corp			2,697		37,412
Morito Co Ltd			5,794		57,252
Mount Gibson Iron Ltd			516,656		94,367
Moury Construct Sa			36		18,805
Mr Price Group Ltd			25,867		404,735
Mt Hoejgaard Holding A/S			826		33,152
Mtu Aero Engines Ag			2,361		787,110
Multiconsult Asa			4,739		83,034
Multiplan Empreendimentos Imob			30,667		104,642
Murakami Corp			2,098		81,823
Nachi-Fujikoshi Corp			4,995		100,586
Nagarro Se			1,547		126,820
Nakanishi Inc			8,791		133,906
Nanosonics Ltd			21,819		40,662
Navigator Holdings Ltd			8,326		127,806
Nec Corp			21,533		1,879,810
Nederman Holding Ab			3,101		60,895
Nestle Sa			26,646		2,201,651
Netease Inc			51,440		916,489
Netwealth Group Ltd			6,296		112,077
Neutech Group Ltd			35,162		11,135
New Hope Service Holdings Ltd			131,859		33,610
Nexity Sa			18,392		247,588
Nextage Co Ltd			24,774		223,680
Nexxen International Ltd			4,972		24,906
Nicca Chemical Co Ltd			7,991		57,714
Nichia Steel Works Ltd			11,787		23,326
Nichirin Co Ltd			699		15,328
Nifco Inc/Japan			11,488		279,883
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nihon Flush Co Ltd			2,697		14,072
Nihon M&A Center Holdings Inc			28,769		121,037
Nihon Trim Co Ltd			699		16,640
Nippon Concept Corp			2,997		34,933
Nippon Information Development			1,299		21,856
Nippon Paper Industries Co Ltd			30,567		169,408
Nippon Rietec Co Ltd			1,598		13,129
Nippon Sanso Holdings Corp			48,549		1,366,627
Nippon Seiki Co Ltd			23,475		172,074
Nippon Shinyaku Co Ltd			10,988		278,901
Nippon Soda Co Ltd			19,779		365,977
Nissan Chemical Corp			3,197		100,661
Nisshinbo Holdings Inc			48,248		276,609
Nissin Corp			899		26,515
Niterra Co Ltd			10,888		351,952
Nitori Holdings Co Ltd			11,464		1,359,356
Nitto Kogyo Corp			3,796		69,924
Nkt A/S			2,313		165,213
Nobia Ab			97,863		34,064
Noble Corp Plc			1,831		57,501
Nomad Foods Ltd			16,851		282,757
Norconsult Norge As			47,253		184,107
Norcros Plc			7,984		25,699
Nordnet Ab Publ			14,054		298,651
North Media A/S			3,609		24,156
Norva24 Group Ab			60,610		144,816
Nova Ljubljanska Banka Dd			5,615		144,777
Nova Ltd			2,895		570,151
Novanta Inc			1,852		282,964
Novartis Ag			19,708		1,928,894
Novo Nordisk A/S			71,997		6,240,312
Nrj Group			6,729		48,774
Ns Solutions Corp			2,198		56,941
Ns Tool Co Ltd			5,694		27,535
Ns United Kaiun Kaisha Ltd			1,798		46,393
Nsd Co Ltd			9,390		201,888
Ntg Nordic Transport Group A/S			3,837		136,659
Ntpc Ltd			132,170		514,623
Nu Holdings Ltd/Cayman Islands			188,470		1,952,550
Nufarm Ltd			5,865		12,854
Nuvista Energy Ltd			21,879		210,237
Obara Group Inc			12,986		330,933
Oberoi Realty Ltd			6,729		181,687
Obic Business Consultants Co L			3,097		136,667
Ocado Group Plc			10,443		39,537
Ocean Wilsons Holdings Ltd			4,168		67,853
Odakyu Electric Railway Co Ltd			6,493		59,989
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Odfjell Se			1,682		17,107
Odfjell Technology Ltd			3,164		12,159
Ohba Co Ltd			1,598		10,272
Oie Sangyo Co Ltd			999		12,776
Okamura Corp			3,396		44,583
Okea Asa			6,356		11,529
Oki Electric Industry Co Ltd			14,285		97,074
Olympus Corp			70,779		1,067,590
Onamba Co Ltd			2,198		14,235
Onward Holdings Co Ltd			15,184		57,002
Ooh!Media Ltd			128,819		94,115
Open House Group Co Ltd			3,097		105,003
Open Up Group Inc			5,594		63,785
Optim Corp			3,296		14,767
Optorun Co Ltd			9,989		120,004
Orange Sa			175,786		1,752,549
Orion Sa			13,096		206,793
Oro Co Ltd			1,598		26,035
Orsero Spa			3,695		48,593
Osisko Gold Royalties Ltd			7,392		133,790
Otp Bank Nyrt			5,131		280,146
Otsuka Holdings Co Ltd			18,542		1,014,653
Oxford Nanopore Technologies P			71,884		115,956
Page Industries Ltd			439		243,378
Pal Group Holdings Co Ltd			3,496		67,963
Palram Industries 1990 Ltd			3,376		76,680
Parken Sport & Entertainment A			1,403		24,848
Pca Corp			1,498		20,556
Penta-Ocean Construction Co Lt			13,785		57,409
Pernod Ricard Sa			13,476		1,521,028
Perseus Mining Ltd			118,778		189,001
Persimmon Plc			12,872		193,132
Persol Holdings Co Ltd			199,686		300,495
Phoenix Mills Ltd/The			10,421		198,884
Pidilite Industries Ltd			4,013		136,141
Pilbara Minerals Ltd			67,717		91,820
Piquadro Spa			10,713		22,297
Piraeus Financial Holdings Sa			458,545		1,828,071
Planisware Sa			13,674		398,174
Playmates Toys Ltd			267,714		21,368
Playside Studios Ltd			74,815		18,992
Polar Capital Holdings Plc			6,671		42,441
Pole To Win Holdings Inc			41,855		121,177
Polycab India Ltd			4,074		346,030
Pop Mart International Group L			16,751		193,324
Popular Inc			20,680		1,945,177
Pr Times Corp			1,598		17,807
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Prevas Ab			1,747		18,753
Prinx Chengshan Holdings Ltd			18,480		17,486
Proact It Group Ab			4,084		43,537
Prologis Property Mexico Sa De			44,814		124,510
Prosegur Cash Sa			161,552		92,343
Prothena Corp Plc			2,600		36,003
Prudential Plc			66,637		531,618
Puma Se			28,707		1,318,672
Q&M Dental Group Singapore Ltd			62,933		12,917
Qiagen Nv			20,901		931,615
Qinetiq Group Plc			24,052		125,131
Qualitas Ltd			7,133		12,057
Quanta Computer Inc			30,910		270,588
Quilter Plc			230,656		445,444
Radware Ltd			4,921		110,864
Raia Drogasil Sa			32,820		116,876
Raisio Oyj			20,941		46,729
Rakus Co Ltd			6,993		82,668
Ramelius Resources Ltd			95,488		122,381
Rank Group Plc			30,153		32,476
Rasa Corp			2,697		24,575
Ratos Ab			4,770		13,529
Reach Subsea Asa			130,559		90,585
Rec Ltd			32,331		189,081
Record Plc			31,032		20,676
Redcare Pharmacy Nv			6,386		870,916
Regis Healthcare Ltd			10,575		39,284
Regis Resources Ltd			74,161		117,087
Reitmans (Canada) Ltd			33,207		56,570
Reliance Industries Ltd			17,570		997,771
Relx Plc			124,583		5,662,227
Renesas Electronics Corp			49,745		647,766
Rengo Co Ltd			37,959		211,583
Renishaw Plc			3,749		158,934
Resolute Mining Ltd			166,243		40,657
Resorttrust Inc			12,587		251,635
Retail Partners Co Ltd			4,196		33,797
Rheon Automatic Machinery Co L			2,797		26,020
Ricegrowers Ltd			7,476		49,296
Richelieu Hardware Ltd			5,928		160,907
Rightmove Plc			19,263		154,837
Riken Vitamin Co Ltd			2,597		40,538
Rinnai Corp			4,695		97,359
Rio Tinto Plc			31,551		1,866,247
Riso Kagaku Corp			4,196		42,873
Riverstone Holdings Ltd			19,279		15,404
Riyadh Cables Group Co			4,588		168,247
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Riyue Heavy Industry Co Ltd			81,812		135,061
Robertet Sa			245		214,906
Roche Holding Ag			15,169		4,276,529
Rohm Co Ltd			4,995		47,210
Rolls-Royce Holdings Plc			666,726		4,747,855
Rotork Plc			103,290		405,931
Round One Corp			23,175		193,618
Royal Unibrew A/S			1,959		137,501
Rs Group Plc			132,949		1,134,738
Ruijie Networks Co Ltd			10,389		102,761
Ryanair Holdings Plc			49,261		2,147,305
Ryohin Keikaku Co Ltd			1,898		43,452
Safran Sa			17,979		3,948,707
Saipem Spa			57,647		149,772
Sakai Moving Service Co Ltd			2,198		34,609
Sakata Inx Corp			35,462		393,522
Salik Co Pjsc			189,778		279,005
Samsung Biologics Co Ltd			267		172,259
Samsung Electronics Co Ltd			70,661		2,553,511
Sandvik Ab			53,667		963,151
Sanko Metal Industrial Co Ltd			1,898		53,862
Sankyu Inc			5,694		198,251
Sansan Inc			11,288		164,837
Sansha Electric Manufacturing			2,997		16,456
Santen Pharmaceutical Co Ltd			49,947		514,371
Sanwa Holdings Corp			5,095		142,697
Sanyo Engineering & Constructi			1,798		8,489
Sanyo Special Steel Co Ltd			1,998		24,509
Sap Se			29,283		7,165,144
Sapiens International Corp Nv			5,962		160,199
Sapphire Foods India Ltd			38,419		147,862
Sato Corp			4,196		58,838
Sato Shoji Corp			1,498		14,273
Scales Corp Ltd			14,937		33,976
Scandi Standard Ab			3,043		23,435
Scandinavian Tobacco Group A/S			5,751		76,102
Schneider Electric Se			22,801		5,687,731
Schoeller-Bleckmann Oilfield E			5,529		170,616
Schott Pharma Ag & Co Kgaa			9,652		251,457
Scout24 Se			2,044		180,103
Sea Ltd			47,168		5,004,500
Seadrill Ltd			2,797		108,888
Sega Sammy Holdings Inc			12,387		242,439
Sekisui Kasei Co Ltd			14,285		32,358
Selvaag Bolig Asa			4,320		13,733
Sensata Technologies Holding P			11,808		323,530
Sensirion Holding Ag			304		18,564
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Seraku Co Ltd			2,298		20,145
Servcorp Ltd			3,718		11,280
Service Stream Ltd			689,461		665,932
Seven & I Holdings Co Ltd			78,356		1,239,950
Severfield Plc			95,168		61,263
Shandong Pharmaceutical Glass			50,046		176,689
Shandong Weigao Group Medical			240,143		142,207
Shanghai Conant Optical Co Ltd			11,987		38,425
Shanghai Gench Education Group			40,956		15,343
Shaver Shop Group Ltd			21,847		17,787
Shenzhen Envicool Technology C			25,573		141,540
Shenzhen Jufei Optoelectronics			125,865		117,601
Shibaura Machine Co Ltd			799		18,229
Shibuya Corp			2,997		73,604
Shift Inc			1,099		127,355
Shimadzu Corp			49,745		1,412,013
Shimamura Co Ltd			999		56,023
Shimizu Corp			25,972		206,988
Shimojima Co Ltd			1,698		14,468
Shin Maint Holdings Co Ltd			3,097		29,418
Shin-Etsu Chemical Co Ltd			34,592		1,165,691
Shopify Inc			3,207		341,102
Shoprite Holdings Ltd			17,348		270,751
Siegfried Holding Ag			141		153,244
Siemens Ag			7,251		1,415,862
Siemens Energy Ag			52,496		2,738,654
Siemens Healthineers Ag			31,700		1,680,667
Siemens Ltd			3,916		298,927
Sieyuan Electric Co Ltd			25,226		251,252
Sigmaxyz Holdings Inc			4,595		27,455
Siix Corp			1,698		13,031
Sika Ag			2,791		664,675
Siltronic Ag			7,400		356,320
Singapore Telecommunications L			440,427		994,366
Sinko Industries Ltd			1,199		9,740
Sitoy Group Holdings Ltd			121,870		8,315
Sk Hynix Inc			12,015		1,419,279
Skan Group Ag			1,016		85,421
Sks Technologies Group Ltd			11,942		13,568
Sma Solar Technology Ag			7,432		104,356
Smc Corp			1,894		749,394
Smk Corp			899		14,736
Sms Co Ltd			28,370		283,949
Social Housing Reit Plc			96,123		71,508
Softcreate Holdings Corp			4,595		67,365
Sohgo Security Services Co Ltd			22,975		158,106
Soitec			821		74,101
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sompo Holdings Inc			15,950		418,040
Sonova Holding Ag			2,749		898,930
Sony Group Corp			93,808		2,010,928
Sophia Genetics Sa			26,175		81,666
Sp Group A/S			313		13,350
Sparebank 1 Smn			3,371		50,856
Sparekassen Sjaelland-Fyn A/S			752		26,060
Sparx Group Co Ltd			2,497		24,360
Spie Sa			27,632		859,546
Spin Master Corp			7,535		177,450
Spirax Group Plc			5,742		492,950
Spotify Technology Sa			8,484		3,795,370
Square Enix Holdings Co Ltd			4,595		179,728
Srg Global Ltd			59,157		50,728
Ssr Mining Inc			13,213		91,962
Starragtornos Group Ag			199		8,116
Step One Clothing Ltd			19,087		14,890
Steris Plc			10,641		2,187,310
Stillfront Group Ab			25,791		19,502
Storagevault Canada Inc			64,693		177,228
Structure Therapeutics Inc			15,585		422,667
Subsea 7 Sa			23,856		378,306
Sumitomo Heavy Industries Ltd			5,294		109,316
Sumitomo Mitsui Financial Grou			53,035		1,270,186
Sumitomo Pharma Co Ltd			19,579		70,139
Sumitomo Riko Co Ltd			3,896		40,356
Sumitomo Seika Chemicals Co Lt			3,896		118,367
Sun Pharmaceutical Industries			22,136		487,735
Sun* Inc			14,285		63,443
Suncor Energy Inc			74,460		2,656,470
Suzuken Co Ltd/Aichi Japan			7,892		237,862
Suzuki Motor Corp			103,976		1,184,250
Sweco Ab			9,792		145,952
Sword Group			558		20,643
Syncona Ltd			67,997		89,929
System Research Co Ltd			1,299		12,279
System Support Holdings Inc			3,496		39,176
Systena Corp			14,485		33,456
Taiheiyo Cement Corp			19,080		435,470
Taikisha Ltd			699		22,247
Taiwan Semiconductor Manufactu			294,060		19,815,819
Takamatsu Construction Group C			1,898		33,899
Takashimaya Co Ltd			28,569		229,777
Takeuchi Manufacturing Co Ltd			4,196		132,945
Tam Jai International Co Ltd			852,089		85,560
Tasmea Ltd			50,533		96,991
Tata Consultancy Services Ltd			9,782		467,885
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tatton Asset Management Plc			8,227		70,169
Tdc Soft Inc			1,798		18,020
Team Internet Group Plc			24,175		28,491
Teamviewer Se			48,424		478,567
Tecan Group Ag			516		115,456
Techmatrix Corp			14,085		212,493
Technipfmc Plc			9,492		274,696
Technopro Holdings Inc			14,984		282,499
Technoprobe Spa			20,473		121,793
Techtronic Industries Co Ltd			118,132		1,558,776
Tecsys Inc			1,195		38,088
Teekay Tankers Ltd			15,585		620,129
Telkom Indonesia Persero Tbk P			56,424		928,176
Telus International Cda Inc			17,082		67,106
Temairazu Inc			3,596		73,795
Tencent Holdings Ltd			155,623		8,354,194
Tera Probe Inc			2,098		38,602
Terasaki Electric Co Ltd			1,299		20,343
Terumo Corp			57,521		1,120,694
Tesco Plc			235,373		1,085,680
Tgs Asa			31,453		314,053
Thales Sa			14,348		2,060,010
Thinkific Labs Inc			6,493		13,499
Thyssenkrupp Ag			3,734		15,161
Tinexta Spa			2,437		19,989
Tkc Corp			3,496		84,537
Tocalo Co Ltd			899		10,652
Toei Animation Co Ltd			3,097		69,654
Tokai Carbon Co Ltd			37,260		217,359
Tokyo Century Corp			14,385		146,720
Tokyo Individualized Education			3,996		8,644
Tokyo Kiraboshi Financial Grou			5,494		159,412
Tokyo Seimitsu Co Ltd			3,197		149,639
Tokyo Tatemono Co Ltd			14,584		241,929
Tomato Bank Ltd			2,497		19,593
Tomy Co Ltd			3,696		106,770
Topy Industries Ltd			2,797		35,612
Torex Gold Resources Inc			1,898		37,373
Toronto Dominion Bank			16,704		888,855
Torrent Pharmaceuticals Ltd			3,608		141,607
Toshiba Tec Corp			5,194		119,318
Tosho Co Ltd			6,593		26,555
Totvs Sa			24,574		106,404
Towa Bank Ltd/The			6,093		24,853
Toyo Engineering Corp			13,785		63,856
Toyo Suisan Kaisha Ltd			17,246		1,180,767
Toyo Tire Corp			27,171		422,795
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Trainline Plc			32,825		177,595
Transat A T Inc			10		14
Trelleborg Ab			4,376		149,954
Trent Ltd			5,679		472,546
Trinity Industrial Corp			3,896		26,326
Trip.Com Group Ltd			29,115		2,023,966
Trivago Nv			5,943		12,955
Triveni Turbine Ltd			17,314		149,930
Troax Group Ab			6,660		135,618
Truly International Holdings L			555,406		81,510
Trusco Nakayama Corp			10,089		150,670
Trustpilot Group Plc			99,493		382,536
Tryt Inc			52,144		135,702
Tsubakimoto Kogyo Co Ltd			2,198		28,974
Tsutsumi Jewelry Co Ltd			1,898		26,726
Turkiye Garanti Bankasi As			56,982		200,464
Tuya Inc			7,947		14,226
Tvs Motor Co Ltd			6,620		183,133
Ubicom Holdings Inc			6,793		56,707
Ubisoft Entertainment Sa			1,022		13,915
U-Blox Holding Ag			1,091		87,868
Ubs Group Ag			125,767		3,848,293
Unicaja Banco Sa			176,132		232,358
Unicredit Spa			30,587		1,220,182
Unilever Plc			31,026		1,767,230
Unipol Assicurazioni Spa			16,583		206,579
Unipres Corp			4,096		28,275
United Arrows Ltd			1,399		24,017
Unitronics			8,027		57,898
Universal Engeisha Kk			400		8,708
Universal Music Group Nv			52,771		1,350,821
Uno Minda Ltd			15,242		187,509
Urbana Corp			4,495		18,066
Valmet Oyj			6,803		164,342
Valqua Ltd			1,199		24,942
Valuecommerce Co Ltd			5,694		42,606
Varun Beverages Ltd			40,770		304,058
Vector Inc			11,987		79,477
Vedant Fashions Ltd			10,655		160,497
Verallia Sa			7,219		181,507
Viaplay Group Ab			349,054		21,419
Victorian Plumbing Group Plc			64,344		74,783
Viel & Cie Sa			2,630		31,321
Viking Line Abp			447		9,479
Virbac Saca			981		321,493
Visional Inc			2,397		122,297
Vista Energy Sab De Cv			5,191		280,876
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Vt Holdings Co Ltd			30,667		97,177
Vtech Holdings Ltd			9,190		62,467
Vz Holding Ag			3,731		592,845
Wacom Co Ltd			10,689		49,308
Waste Connections Inc			9,571		1,642,219
Watches Of Switzerland Group P			35,826		251,037
Wave Life Sciences Ltd			1,481		18,315
Weatherford International Plc			7,439		532,846
Weg Sa			57,951		495,004
Weir Group Plc/The			10,452		285,883
Wesdome Gold Mines Ltd			22,534		202,275
White Mountains Insurance Grou			310		602,391
Winway Technology Co Ltd			3,988		139,293
Wiwynn Corp			3,988		318,732
Wix.Com Ltd			6,254		1,341,689
Worldline Sa/France			20,533		180,259
W-Scope Corp			17,481		30,923
Wus Printed Circuit Kunshan Co			14,385		78,138
Wuxi Xinje Electric Co Ltd			17,881		102,764
X-Fab Silicon Foundries Se			19,400		99,963
Xiamen Faratronic Co Ltd			13,745		223,940
Xiaomi Corp			209,986		932,618
Xin Point Holdings Ltd			169,818		94,660
Xps Pensions Group Plc			22,527		96,205
Xrf Scientific Ltd			10,367		12,388
Xuji Electric Co Ltd			48,848		184,235
Yamabiko Corp			4,895		79,389
Yamagata Bank Ltd/The			6,993		44,582
Yamaha Corp			28,769		206,763
Yamaichi Electronics Co Ltd			1,798		26,532
Yamato Holdings Co Ltd			21,577		243,420
Yancoal Australia Ltd			12,288		49,452
Yangzijiang Financial Holding			1,978,184		601,779
Yangzijiang Shipbuilding Holdi			390,782		856,501
Yankershop Food Co Ltd			28,490		244,333
Yantai Jereh Oilfield Services			44,353		224,763
Yokorei Co Ltd			13,585		73,736
Yokowo Co Ltd			14,884		169,146
Yossix Holdings Co Ltd			2,198		45,377
Yougov Plc			40,374		209,841
Ypf Sa			6,856		291,447
Yto Express Group Co Ltd			56,839		110,497
Yue Yuen Industrial Holdings L			118,873		266,272
Yunnan Aluminium Co Ltd			95,897		177,757
Yutaka Giken Co Ltd			1,698		22,573
Yutong Bus Co Ltd			71,990		260,176
Zacros Corp			1,399		38,353
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Zalando Se			52,547		1,762,408
Zalaris Asa			1,876		12,554
Zealand Pharma A/S			2,441		242,559
Zenkoku Hosho Co Ltd			3,796		133,906
Zeria Pharmaceutical Co Ltd			1,898		29,491
Zero Co Ltd			3,097		51,368
Zinzino Ab			2,548		19,511
Zozo Inc			26,418		823,156
Zurich Insurance Group Ag			3,185		$1,893,639
Total Non-U.S. equities					$470,146,842

Mutual funds and other registered investment companies
Blackrock High Yield-K			12,160,089		$86,336,634
Blackrock Instl Trr Co N A Inv			1,970,678		25,396,911
Blckrck Cash-Trsry-Inst			711,083,045		711,083,045
Dimensional Emrg Mrkts Ii			3,089,743		55,244,608
Fidelity Adv Ttl Bnd-Z			2,516,626		23,631,117
Pgim High Yield-R6			9,034,092		43,092,619
Pimco Income Fund-Ins			1,132,640		11,915,371
T Rowe Pr Inst Hi Yld-Inst			11,030,128		86,365,901
Total mutual funds and other registered investment companies					$1,043,066,206

Synthetic guaranteed invesment contracts (GICs):
American General Life Contract No. 725840
Toyota Motor Corp	1.34%	3/25/2026	169,698		163,903
Wells Fargo & Co	3.58%	5/22/2028	499,110		485,679
Province Of Quebec	0.60%	7/23/2025	409,271		401,702
Federal Home Loan Bank	1.00%	7/27/2026	399,288		380,940
Federal Home Loan Bank	1.05%	8/13/2026	399,288		380,770
Fnma 20Yr Pool Ma4620	3.50%	4/1/2042	142,417		129,126
Solventum Corp -- 144A W/Rr	5.40%	3/1/2029	99,822		101,879
Merck & Co Inc	1.45%	6/24/2030	199,644		167,294
Republic Of Peru	3.30%	3/11/2041	99,822		73,409
Eog Resources Inc	4.15%	1/15/2026	129,769		131,588
Resrvble For Fut & Opt	—%		262,836		262,836
Warnermedia Holdings Inc	4.05%	3/15/2029	159,715		150,434
Gnma Ii 30Yr Pool Ma7192	2.00%	2/20/2051	456,638		366,507
Eog Resources	4.38%	4/15/2030	79,858		78,417
Fhlmc 30Yr Pool Sd3553	6.00%	7/1/2053	262,978		266,168
Freddie Mac	0.80%	10/28/2026	399,288		375,216
T-Mobile Usa Inc	3.50%	4/15/2025	289,484		290,224
Us Treasury Note	4.63%	9/15/2026	49,911		50,892
Bat Capital Corp	2.26%	3/25/2028	9,982		9,230
Mplx Lp	4.13%	3/1/2027	399,288		398,857
At&T Inc	2.30%	6/1/2027	79,858		75,524
Anthem Inc	4.10%	5/15/2032	59,893		55,629
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc Gold 30Yr Gold Pool G61040	3.50%	6/1/2047	1,717,103		1,553,799
Wells Fargo & Co	2.88%	10/30/2030	608,915		552,438
Slc Student Loan Trust 2008 1 A4A	6.67%	12/15/2032	401,592		407,962
Charter Comm Opt Llc/Cap	4.91%	7/23/2025	154,724		157,844
Philip Morris Intl Inc	5.25%	2/13/2034	29,947		30,212
Us Bancorp	1.45%	5/12/2025	598,933		592,930
Lowe's Companies Inc	4.50%	4/15/2030	199,644		197,637
Intercontinentalexchange	4.60%	3/15/2033	39,929		38,831
Home Depot Inc	2.88%	4/15/2027	638,861		621,252
Cintas Corp No. 2	3.70%	4/1/2027	19,964		19,745
Micron Technology Inc	5.88%	2/9/2033	9,982		10,449
Air Lease Corp	5.30%	2/1/2028	69,875		71,998
J.P. Morgan Chase & Co.	2.58%	4/22/2032	59,893		51,662
Fhlmc 30Yr Pool Sd3838	6.00%	10/1/2053	441,333		450,068
Enterprise Products Operating Llc	4.15%	10/16/2028	9,982		9,828
Nike Inc	2.75%	3/27/2027	309,448		300,459
Danske Bank A/S -- 144A	6.26%	9/22/2026	638,861		655,075
Fhlmc 5483 Fd	6.00%	12/25/2054	108,556		108,865
Cigna Corp	2.40%	3/15/2030	94,831		83,514
Fhlmc 30Yr Pool Qe1719	4.00%	5/1/2052	1,233,881		1,134,621
Ally Auto Receivables Trust 2024 2 A3	4.14%	7/16/2029	409,271		407,165
Eqt Corp	3.90%	10/1/2027	99,822		97,951
Adobe Inc	2.30%	2/1/2030	119,787		107,670
Tenn Valley Authority	3.88%	3/15/2028	399,288		398,449
Kroger Co	5.00%	9/15/2034	9,982		9,842
Fhlmc 30Yr Pool Sd7555	3.00%	8/1/2052	325,493		281,513
Bank Of America Corp	1.66%	3/11/2027	449,199		435,071
Cvs Health Corp	3.63%	4/1/2027	259,537		254,038
Altria Group Inc	2.45%	2/4/2032	29,947		24,917
Bat Capital Corp	3.56%	8/15/2027	7,986		7,832
Gnma Ii 30Yr Pool Ma8199	3.50%	8/20/2052	1,419,182		1,273,415
Comcast Corp	4.15%	10/15/2028	39,929		39,289
Bank 2023 Bnk46 A4	5.75%	8/15/2056	319,431		330,414
Verizon Communications	4.78%	2/15/2035	88,842		86,312
Us Treasury Note	4.63%	4/30/2029	758,648		771,948
Lockheed Martin Corp	4.50%	2/15/2029	129,769		130,462
General Dynamics Corp	3.75%	5/15/2028	379,324		369,625
Banco Santander Sa	4.18%	3/24/2028	199,644		197,635
Fhlmc 20Yr Pool Rb0714	2.00%	12/1/2041	391,223		327,441
Abbvie Inc	2.95%	11/21/2026	818,541		797,992
Pioneer Natural Resources Company	1.13%	1/15/2026	39,929		38,743
Rtx Corp	3.13%	5/4/2027	89,840		87,111
Broadcom Inc	3.15%	11/15/2025	229,591		227,538
Gnma Ii 30Yr Pool Ma7650	3.00%	10/20/2051	683,256		594,678
Glencore Funding Llc	5.37%	4/4/2029	149,733		152,840
Charles Schwab Corp	1.15%	5/13/2026	618,897		591,954
Adp	1.70%	5/15/2028	259,537		237,478
Brhea 2011-2 A3	6.45%	10/27/2036	434,674		439,063
Gnma Ii 30Yr Pool Ma4587	4.00%	7/20/2047	203,863		190,749
Diamondback Energy Inc	3.13%	3/24/2031	39,929		35,657
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc 841703 Hybrid 10/1 Rfucct1Y+163.40	2.64%	12/1/2050	176,660		162,332
Fhlmc 30Yr Pool Qf4704	5.50%	11/1/2052	918,138		916,928
Natwest Group Plc	5.85%	3/2/2027	349,377		359,400
Charles Schwab Corp	2.30%	5/13/2031	329,413		280,925
Energy Transfer Partners Lp	4.95%	6/15/2028	239,573		239,611
Bank5 2023-5Yr3 A2	6.26%	9/15/2056	269,368		279,904
Midamerican Energy Co	3.65%	4/15/2029	89,840		86,350
Pacific Gas & Electric	3.00%	6/15/2028	119,787		112,378
Waste Connections Inc	5.00%	3/1/2034	219,609		217,877
Deere & Company	3.10%	4/15/2030	79,858		73,963
Gilead Sciences Inc	1.65%	10/1/2030	129,769		108,956
Bank 2021-Bn36 A5	2.47%	9/15/2064	319,431		270,417
Ford Motor Company 10Y Green Bond	6.10%	8/19/2032	79,858		81,253
Fhlmc 20Yr Pool Rb5122	2.50%	8/1/2041	425,189		366,429
Kenvue Inc	5.05%	3/22/2028	189,662		194,529
Eli Lilly & Co	4.20%	8/14/2029	39,929		39,774
Us Bancorp	5.78%	6/12/2029	9,982		10,235
American Express Co	4.05%	5/3/2029	9,982		9,798
Morgan Stanley	3.63%	1/20/2027	568,986		567,375
Western Gas Partners Lp	4.75%	8/15/2028	89,840		89,810
Banco Santander Sa	1.85%	3/25/2026	199,644		193,148
Texas Instruments Inc	1.75%	5/4/2030	169,698		145,508
Gnma Ii 30Yr Pool 787228	6.00%	1/20/2054	982,635		1,010,549
Gnma Ii 30Yr Pool Ma7255	2.50%	3/20/2051	700,384		587,125
Ubscm 2017-C1 A3	3.20%	6/15/2050	304,757		294,881
T-Mobile Usa Inc	5.15%	4/15/2034	29,947		29,729
Fhlmc Gold 30Yr Gold Pool G08693	3.50%	3/1/2046	11,487		10,426
Mbart 2024-1 A3	4.80%	4/16/2029	389,306		391,881
Bpr Trust 2022 Oana A	6.30%	4/15/2037	489,128		492,417
Oneok Inc	5.80%	11/1/2030	49,911		51,849
Unitedhealth Group Inc	4.00%	5/15/2029	249,555		242,402
Vale Overseas Limited	6.13%	6/12/2033	459,182		464,584
Cvs Health Corp	3.75%	4/1/2030	29,947		27,729
Enterprise Products Operating Llc	2.80%	1/31/2030	349,377		319,767
Aon North America Inc	5.15%	3/1/2029	169,698		173,176
Ubs Group Ag	3.87%	1/12/2029	549,022		538,511
Fhlmc 20Yr Pool Sc0093	2.00%	10/1/2040	256,435		216,682
Oneok Inc	5.55%	11/1/2026	89,840		91,788
Slma 2005-9 A7A	6.05%	1/25/2041	641,825		649,188
Continental Resources	4.38%	1/15/2028	149,733		148,450
Procter & Gamble Co/The	3.00%	3/25/2030	349,377		324,769
Williams Companies Inc	2.60%	3/15/2031	19,964		17,347
Hsbc Holdings Plc	4.58%	6/19/2029	559,004		548,638
Abbvie Inc	4.80%	3/15/2027	9,982		10,181
Kreditanstalt Fuer Wiederaufbau	0.38%	7/18/2025	409,271		401,177
Dell Int Llc / Emc Corp	6.02%	6/15/2026	35,936		36,554
Us Treasury Note	4.13%	3/31/2029	4,731,567		4,735,133
Fnma 20Yr Pool Ma4473	1.50%	11/1/2041	79,190		63,731
Bank 2024 Bnk48 A5	5.05%	10/15/2057	329,413		325,631
Nvidia Corp	2.85%	4/1/2030	129,769		119,676
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Reynolds American Inc	4.45%	6/12/2025	49,911		49,852
	At&T Inc	4.10%	2/15/2028	249,555		247,829
	Cvs Health Corp	1.88%	2/28/2031	9,982		8,113
	Trade Date Cash	—%		(10,457)		(10,457)
	Gnma Ii 30Yr Pool Ma6930	2.00%	10/20/2050	362,401		290,547
	Alphabet Inc.	1.10%	8/15/2030	129,769		108,390
	Fhlmc 30Yr Pool Sd3663	5.50%	8/1/2053	881,419		877,863
	Fhlmc 20Yr Pool Sc0160	2.00%	7/1/2041	215,447		181,078
	Northrop Grumman Corp	2.93%	1/15/2025	299,466		303,293
	Enterprise Products Oper	6.65%	10/15/2034	39,929		44,035
	Bristol-Myers Squibb Co	3.20%	6/15/2026	169,698		166,923
	Fnma 30Yr Pool Ad0963	5.50%	9/1/2038	13,193		13,500
	Rtx Corp	6.00%	3/15/2031	19,964		21,302
	Fhlmc 30Yr Pool Qf0152	4.50%	9/1/2052	1,250,224		1,182,503
	Us Treasury Bill	—%	1/23/2025	469,164		468,004
	Fhlmc 30Yr Pool Sd2410	6.00%	2/1/2053	582,270		591,738
	Humana Inc	5.75%	12/1/2028	199,644		204,160
	Bristol-Myers Squibb Co	5.10%	2/22/2031	19,964		20,434
	Oneok Inc	5.65%	11/1/2028	159,715		164,507
	Bank Of America Corp	2.59%	4/29/2031	1,227,812		1,084,163
	Fnma 20Yr Pool Fs7180	2.00%	5/1/2042	92,037		76,573
	Fnma 20Yr Pool Ma4643	3.00%	5/1/2042	802,196		709,148
	Morgan Stanley	5.47%	1/18/2035	9,982		10,172
	Comcast Corp	3.40%	4/1/2030	179,680		167,992
	Comcast Corp	3.15%	3/1/2026	339,395		337,726
	Fnma 30Yr Pool Bv8534	3.00%	5/1/2052	2,752,141		2,358,730
	Carmax Auto Owner Trust 2022 4 A3	5.34%	8/16/2027	379,358		382,149
*	Collective U.S. Gov't STIF 15	—%		2,218,487		2,224,887
	Boeing Co	2.20%	2/4/2026	269,520		263,884
	Bp Capital Markets America Inc.	3.63%	4/6/2030	9,982		9,485
	Enterprise Products Operating Llc	3.13%	7/31/2029	9,982		9,417
	The Home Depot Inc	3.90%	12/6/2028	229,591		224,356
	Diamondback Energy Inc	3.25%	12/1/2026	139,751		136,437
	Anheuser-Busch Inbev Worldwide Inc	4.75%	1/23/2029	219,609		224,108
	Fnma Balloon Pool Bs9885	5.61%	11/1/2033	296,541		310,144
	Constellation Brands Inc	2.25%	8/1/2031	19,964		16,777
	Energy Transfer Operating	3.75%	5/15/2030	119,787		112,224
	Columbia Pipeline Holdco -- 144A	6.04%	8/15/2028	529,057		553,717
	Mplx Lp	4.80%	2/15/2029	79,858		80,609
	Fnma Balloon Pool Bs9335	4.82%	8/1/2033	199,644		198,152
	Warnermedia Holdings Inc	3.76%	3/15/2027	229,591		223,724
	Altria Group Inc	6.20%	11/1/2028	459,182		481,884
	Us Treasury Note	4.25%	2/28/2029	359,360		362,864
	Williams Companies Inc	3.75%	6/15/2027	199,644		194,858
	Gnma Ii 30Yr Pool Ma8725	5.00%	3/20/2053	786,420		768,464
	State Of Israel	5.50%	3/12/2034	199,644		198,851
	Columbia Pipelines Opco -- 144A	6.04%	11/15/2033	79,858		82,593
	Abbvie Inc	3.60%	5/14/2025	169,698		169,752
	Lam Research Corp	1.90%	6/15/2030	219,609		188,162
	Bnp Paribas -- 144A No Rr	5.89%	12/5/2034	399,288		410,171
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Amxca 2024-1 A	5.23%	4/15/2029	499,110		507,901
Paypal Holdings Inc	2.30%	6/1/2030	79,858		70,133
Fnma 20Yr Pool Ma4586	2.00%	4/1/2042	81,967		68,195
Philip Morris Intl Inc	5.13%	2/13/2031	9,982		10,181
Lockheed Martin Corp	3.90%	6/15/2032	139,751		129,941
Republic Of Indonesia	4.85%	1/11/2033	329,413		326,251
Fnma 20Yr Pool Ma4333	2.00%	5/1/2041	940,988		787,613
Abbvie Inc	4.80%	3/15/2029	149,733		151,628
Unitedhealth Group Incorporated	2.30%	5/15/2031	129,769		110,638
Oracle Corp	1.65%	3/25/2026	179,680		173,996
Gnma Ii 30Yr Pool Ma8879	5.50%	5/20/2053	255,879		255,668
Paypal Holdings Inc	1.65%	6/1/2025	169,698		167,528
Bristol-Myers Squibb Co	5.20%	2/22/2034	119,787		121,671
Morgan Stanley	5.32%	7/19/2035	99,822		100,700
Mcdonald's Corp	3.60%	7/1/2030	129,769		123,894
Fnma 30Yr Pool Ca5504	2.50%	4/1/2050	3,688,563		3,063,146
Tesla Auto Lease Trust 2023 A A3	5.89%	6/22/2026	465,235		467,706
Transcont Gas Pipe Line	3.25%	5/15/2030	279,502		255,669
Meta Platforms Inc	4.75%	8/15/2034	29,947		29,725
Fnma Balloon Pool Bs9339	4.82%	8/1/2033	698,755		695,923
Pacific Gas & Electric	5.55%	5/15/2029	169,698		173,609
Eli Lilly & Co	4.50%	2/9/2029	169,698		171,786
Us Treasury Note	4.13%	11/30/2029	229,591		227,823
Eli Lilly & Co	4.70%	2/9/2034	239,573		236,634
Virginia Electric And Power Co	3.15%	1/15/2026	29,947		29,957
Us Treasury Note	4.25%	10/15/2025	8,844,238		8,926,856
Cigna Group/The	4.38%	10/15/2028	169,698		167,764
Aercap Ireland Cap/Globa	3.00%	10/29/2028	149,733		139,371
Bat Capital Corp	6.00%	2/20/2034	39,929		41,880
Solventum Corp -- 144A W/Rr	5.45%	3/13/2031	79,858		81,103
Fnma 30Yr Pool Bx8833	5.00%	3/1/2053	1,149,194		1,117,906
Us Inflation-Linked Treasury [ Note ]	1.88%	7/15/2034	1,068,096		1,051,336
Navistar Financial Dealer Note Master Trust 2024 1 A	5.59%	4/25/2029	329,413		333,336
T-Mobile Usa Inc	3.88%	4/15/2030	119,787		113,677
Bp Cap Markets America	3.12%	5/4/2026	259,537		256,177
Alpek Sa De Cv	3.25%	2/25/2031	568,986		489,906
Us Treasury Bill	—%	3/20/2025	309,448		306,686
Mastercard Inc	3.35%	3/26/2030	89,840		84,673
Berkshire Hathaway Energ	3.70%	7/15/2030	19,964		19,124
Fnma 30Yr Pool Cb8226	6.50%	3/1/2054	85,422		88,265
Fhlmc 20Yr Pool Rb5105	2.00%	3/1/2041	68,902		57,723
Verizon Communications Inc.	2.55%	3/21/2031	295,473		256,590
Fnma 20Yr Pool Ma4387	2.00%	7/1/2041	72,738		60,828
Fhlmc 20Yr Pool Rb5071	2.00%	9/1/2040	221,836		186,780
Gnma Ii 30Yr Pool Ma6994	2.00%	11/20/2050	1,112,456		893,664
Oracle Corp	4.65%	5/6/2030	59,893		59,333
Fnma 30Yr Pool Fm3241	3.00%	3/1/2050	692,015		599,751
Fnma 20Yr Pool Ma4072	2.50%	7/1/2040	281,333		245,347
Fhlmc 20Yr Pool Sc0206	2.00%	11/1/2041	147,488		123,686
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Costco Wholesale Corp	1.38%	6/20/2027	179,680		167,002
Fnma 20Yr Pool Fs7170	2.00%	8/1/2042	185,766		155,350
Lloyds Banking Group Plc	3.57%	11/7/2028	249,555		240,884
Us Treasury Bond	3.00%	8/15/2048	89,840		66,727
Ing Groep Nv	4.05%	4/9/2029	299,466		290,224
Louisiana St Local Govt Envrnm	4.28%	2/1/2036	449,199		433,194
Avis Budget Rental Car Funding Aesop Llc 2023 8A A	6.02%	2/20/2030	339,395		352,518
Fhlmc 30Yr Pool Sd2991	2.50%	9/1/2051	86,408		71,967
Philip Morris International Inc	2.10%	5/1/2030	299,466		259,779
Fnma 30Yr Pool Ma4236	1.50%	1/1/2051	231,054		171,304
Gnma Ii 30Yr Pool 786843	3.00%	3/20/2052	86,834		74,755
Truist Financial Corp	6.05%	6/8/2027	79,858		81,419
T-Mobile Usa Inc	3.75%	4/15/2027	99,822		98,300
Honeywell International	4.95%	9/1/2031	329,413		334,540
Gnma Ii 30Yr Pool Ma8723	4.00%	3/20/2053	354,036		327,878
Amazon.Com Inc	2.10%	5/12/2031	129,769		111,120
Salesforce.Com Inc	3.70%	4/11/2028	9,982		9,802
Fnma 30Yr Pool Fm8648	3.00%	9/1/2051	70,751		60,996
Fnma 20Yr Pool Ma4202	1.50%	12/1/2040	876,021		704,782
Fnma 20Yr Pool Ma4587	2.50%	4/1/2042	47,895		41,151
Solventum Corp -- 144A W/Rr	5.60%	3/23/2034	139,751		141,095
Us Treasury Note	4.63%	11/15/2026	29,947		30,323
Pfizer Inc	2.63%	4/1/2030	39,929		36,049
Abbvie Inc	3.20%	11/21/2029	249,555		232,475
Bank 2018 Bn10 A5	3.69%	2/15/2061	339,395		327,565
Fhlmc 20Yr Pool Sc0459	2.00%	8/1/2042	182,340		153,159
Pioneer Natural Resource	1.90%	8/15/2030	59,893		51,412
Walmart Inc	2.38%	9/24/2029	49,911		45,763
Us Treasury Note	4.63%	9/30/2030	209,626		214,036
Pioneer Natural Resources Company	2.15%	1/15/2031	179,680		154,265
Coterra Energy Inc	4.38%	3/15/2029	139,751		137,041
America Movil Sab De Cv - 10Yr	2.88%	5/7/2030	449,199		402,515
Humana Inc	3.70%	3/23/2029	109,804		104,685
Diamondback Energy Inc	3.50%	12/1/2029	159,715		149,027
Wells Fargo & Company	3.00%	4/22/2026	728,701		716,973
Fhlmc 30Yr Pool Sd4169	6.50%	10/1/2053	443,890		458,363
Unitedhealth Group Incorporated	1.15%	5/15/2026	539,039		515,950
Us Treasury Note	4.25%	12/31/2025	109,804		109,860
Us Treasury Note	4.13%	7/31/2031	379,324		378,285
Jp Morgan Chase Commercial Mortgage Sec Trust 2016 Nine A	2.85%	9/6/2038	359,360		345,546
Aercap Ireland Cap/Globa	1.75%	1/30/2026	399,288		389,217
Us Inflation-Linked Treasury Note	1.13%	1/15/2033	339,395		333,006
J.P. Morgan Chase & Co.	4.01%	4/23/2029	1,197,865		1,169,910
Bristol-Myers Squibb Co	4.95%	2/20/2026	9,982		10,213
Bank 2019 Bn22 A4	2.98%	11/15/2062	369,342		334,113
Gnma Ii 30Yr Pool Ma8726	5.50%	3/20/2053	244,163		244,062
General Dynamics Corp	3.63%	4/1/2030	9,982		9,513
Verizon Communications Inc.	3.15%	3/22/2030	169,698		156,629
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Intel Corp	3.75%	3/25/2027	149,733		147,384
Charter Comm Opt Llc/Cap	3.75%	2/15/2028	99,822		96,480
Pfizer Inc	1.70%	5/28/2030	189,662		161,595
Us Treasury Note	4.50%	5/31/2029	59,893		60,417
Goldman Sachs Group Inc	2.62%	4/22/2032	369,342		316,538
Fnma 20Yr Pool Ma4540	2.00%	2/1/2042	78,862		65,744
Western Midstream Operat	6.35%	1/15/2029	469,164		499,670
Republic Services Inc	3.20%	3/15/2025	59,893		60,249
Cvs Health Corp	4.30%	3/25/2028	169,698		166,397
Us Treasury Note	3.88%	8/15/2034	9,982		9,589
Pnc Financial Services	5.81%	6/12/2026	149,733		150,768
Air Lease Corp	1.88%	8/15/2026	838,506		805,070
Royal Bank Of Canada	1.15%	6/10/2025	439,217		432,765
Coterra Energy Inc	3.90%	5/15/2027	339,395		333,351
Bacct 2023-A2 A2	4.98%	11/15/2028	499,110		505,057
Southern Copper Corporation	3.88%	4/23/2025	149,733		150,039
Fhlmc 20Yr Pool Rb5121	2.00%	8/1/2041	149,880		125,283
Fhlmc 20Yr Pool Sc0209	2.50%	11/1/2041	1,503,569		1,297,707
Ebay Inc	1.40%	5/10/2026	239,573		229,810
Gnma Ii 30Yr Pool Ma8268	4.50%	9/20/2052	936,739		892,020
Constellation Brands Inc	4.35%	5/9/2027	79,858		79,507
T-Mobile Usa Inc	2.55%	2/15/2031	389,306		338,304
Fox Corp	6.50%	10/13/2033	39,929		42,575
Fnma Balloon Pool Am8674	2.81%	4/1/2025	89,840		89,370
Fhlmc 30Yr Pool Qd1259	2.00%	11/1/2051	2,407,683		1,900,349
Kenvue Inc	5.35%	3/22/2026	159,715		163,581
Us Treasury Note	4.88%	10/31/2028	259,537		266,391
Bank Of Montreal	1.85%	5/1/2025	139,751		138,850
Amazon.Com Inc	3.15%	8/22/2027	568,986		556,460
Morgan Stanley	3.59%	7/22/2028	329,413		322,938
Gnma 2021 2 Ah	1.50%	6/16/2063	164,294		119,652
Toronto-Dominion Bank	1.15%	6/12/2025	349,377		344,119
Visa Inc	3.15%	12/14/2025	69,875		69,181
Freddie Mac	0.65%	10/27/2025	399,288		388,087
Us Treasury Note	3.50%	9/30/2026	19,964		19,893
Us Treasury Note	5.00%	8/31/2025	89,840		91,806
Republic Of Indonesia	3.85%	7/18/2027	299,466		296,638
Las Vegas Sands Corp	6.00%	8/15/2029	39,929		41,918
Gnma Ii 30Yr Pool Ma4720	4.00%	9/20/2047	446,157		417,456
Fhlmc 20Yr Pool Sc0188	2.00%	9/1/2041	72,960		61,267
Us Treasury Note	0.38%	1/31/2026	11,030,341		10,600,405
Mondelez International Inc	1.50%	5/4/2025	229,591		227,498
Fhlmc Gold 30Yr Gold Pool G08687	3.50%	1/1/2046	509,450		462,379
Bank Of Nova Scotia	1.30%	6/11/2025	69,875		68,877
Apple Inc	2.45%	8/4/2026	549,022		538,228
Foundry Jv Holdco Llc -- 144A	5.90%	1/25/2030	399,288		419,740
Credit Suisse Group Ag -144A	6.44%	8/11/2028	499,110		528,229
Fnma Balloon Pool Am3347	3.31%	5/1/2033	76,973		70,067
Goldman Sachs Group Inc	3.85%	1/26/2027	1,856,691		1,852,098
Devon Energy Corporation	5.20%	9/15/2034	109,804		106,271
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma Ii 30Yr Pool 787236	6.50%	1/20/2054	167,018		173,186
Charter Communications Operating Llc	5.05%	3/30/2029	249,555		247,899
Shell Finance Us Inc	2.75%	4/6/2030	109,804		99,654
Hyundai Capital America	5.95%	9/21/2026	109,804		113,481
Cigna Group/The	3.25%	4/15/2025	339,395		340,028
Altria Group Inc	4.40%	2/14/2026	49,911		50,521
United Mexican States	3.50%	2/12/2034	598,933		486,304
Ubs Group Ag	1.36%	1/30/2027	499,110		482,765
Exxon Mobil Corp	3.04%	3/1/2026	419,253		416,873
Cooperatieve Rabobank Ua	4.38%	8/4/2025	249,555		252,766
Total American General Life Contract No. 725840					$120,782,827

American United Life Insurance Company: S00020
AMXCA 2022-4 A	5.18%	10/15/2025	468,166		470,967
AEPWV 2013-1 A2	3.77%	8/1/2028	1,247,776		910,143
BBCMS 2022-C18 A2	5.50%	11/15/2027	933,337		948,580
BMWOT 2022-A A3	3.21%	8/25/2025	170,696		55,722
BANK5 2024-5YR7 A3	5.77%	6/15/2029	998,221		1,025,904
BANK 2023-BNK45 A2	5.66%	2/15/2028	415,864		424,591
BMARK 2024-V9 A3	5.60%	8/15/2057	750,784		766,593
CD 2016-CD2 A3	3.25%	10/13/2026	848,488		785,886
DBJPM 2017-C6 A4	3.07%	5/10/2027	998,221		955,415
DTRT 2023-1 A3	5.90%	3/15/2027	1,000,217		1,012,951
DCENT 2022-A3 A3	3.56%	7/15/2025	1,232,803		1,228,473
FNR 2014-81 VE	3.00%	4/25/2025	1,597,154		331,361
FNR 2017-104 PA	3.00%	9/25/2028	6,188,970		708,795
FNR 2022-29 NQ	4.00%	4/27/2026	1,497,331		596,182
FNR 2022-50 A	4.50%	6/25/2026	1,547,242		444,377
FNR 2022-54 DA	4.50%	9/25/2030	1,048,132		588,191
FHR 3919 AY	4.00%	9/15/2031	1,212,838		427,805
FHR 4571 CA	2.50%	11/17/2025	4,092,706		429,904
FHR 5057 AB	2.50%	7/25/2028	2,675,232		1,300,519
FHR 4888 CB	3.00%	5/15/2028	5,490,215		755,769
FHR 5009 GD	2.50%	5/25/2029	1,896,620		529,538
FHR 5254 A	4.50%	10/25/2030	1,487,349		795,300
FHR 5263 EA	4.00%	5/25/2029	1,232,803		842,166
FNR 2011-36 QB	4.00%	7/25/2030	2,745,108		730,551
FORDO 2022-B A3	4.41%	5/15/2025	291,481		106,869
GNR 2015-16 GM	2.00%	9/22/2025	6,188,970		61,415
GNR 2020-74 DC	1.00%	10/20/2027	3,992,884		686,688
GNR 2021-78 D	2.50%	1/20/2031	2,096,264		1,010,571
GNR 2022-85 KA	4.00%	4/20/2026	1,597,154		748,103
GNR 2022-100 KA	4.00%	7/20/2026	1,247,776		346,195
GNR 2022-107 A	3.00%	2/20/2026	1,447,420		435,543
JDOT 2022-B A3	3.74%	2/17/2026	512,087		311,765
JDOT 2023-A A3	5.01%	11/16/2026	407,274		409,982
MBART 2022-1 A3	5.21%	5/15/2026	756,651		531,182
NAROT 2022-B A3	4.46%	3/16/2026	906,385		680,869
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
PCG 4.838 06/01/33	4.84%	6/1/2033	958,292		970,251
T 2 5/8 04/15/25	2.63%	4/15/2025	575,175		575,686
T 2 3/4 05/15/25	2.75%	5/15/2025	186,667		186,293
T 2 7/8 06/15/25	2.88%	6/16/2025	559,203		556,533
T 3 07/15/25	3.00%	7/15/2025	2,300,899		2,317,751
WOART 2022-B A3	3.25%	11/17/2025	327,416		180,430
WOART 2022-C A3	3.66%	2/17/2026	643,853		509,199
Total American United Life Insurance Company: S00020					$27,691,008

Prudential GA 62194
TREASURY NOTE	2.88%	5/15/2028	89,840		86,139
TREASURY NOTE	0.50%	10/31/2027	8,105,554		7,301,307
TREASURY NOTE	0.75%	4/30/2026	3,923,008		3,751,819
TREASURY NOTE	0.75%	5/31/2026	4,072,741		3,881,653
TREASURY NOTE	1.25%	11/30/2026	2,580,401		2,442,423
TREASURY NOTE	1.50%	11/30/2028	2,380,757		2,140,985
TREASURY NOTE	2.75%	5/31/2029	1,507,314		1,412,747
TREASURY NOTE	2.75%	7/31/2027	6,144,050		5,987,715
TREASURY NOTE	2.75%	8/15/2032	5,649,931		5,069,507
TREASURY NOTE	3.13%	8/31/2029	4,382,190		4,196,966
TREASURY NOTE	3.88%	8/15/2033	7,471,684		7,222,636
TREASURY NOTE	4.63%	9/30/2030	4,282,368		4,372,449
TREASURY NOTE	4.25%	12/31/2025	1,866,673		1,867,275
TREASURY NOTE	4.00%	1/15/2027	5,310,535		5,382,112
TREASURY NOTE	4.25%	2/28/2031	3,693,418		3,704,913
TREASURY NOTE	4.38%	7/15/2027	5,101,907		5,218,173
TREASURY NOTE	4.25%	11/15/2034	1,168,917		1,145,231
TREASURY NOTE	4.13%	11/15/2027	1,397,509		1,399,039
TREASURY NOTE	4.50%	12/31/2031	701,350		701,985
TREASURY NOTE	4.38%	12/31/2029	1,397,509		1,396,780
FHLB	1.25%	7/23/2030	259,537		215,913
FHLB	1.75%	6/20/2031	69,875		57,687
FFCB	1.48%	11/26/2032	69,875		54,088
FFCB	1.57%	9/23/2030	309,448		260,714
FFCB	1.77%	2/4/2031	89,840		76,037
FHLMC	1.22%	8/19/2030	134,760		111,090
FNMA	6.63%	11/15/2030	259,537		289,830
FNMA	0.88%	8/5/2030	19,964		16,542
FNMA	—%	3/17/2031	79,858		59,458
PEFCO	1.40%	7/15/2028	1,008,203		910,559
TVA	—%	7/15/2034	14,973		9,035
FGOLD 30YR GIANT	5.50%	1/1/2035	15,842		16,210
FGOLD 30YR GIANT	4.50%	6/1/2039	21,086		20,625
FGOLD 30YR GIANT	4.00%	11/1/2039	68,562		65,112
FGOLD 30YR GIANT	4.50%	12/1/2039	39,755		38,885
FGOLD 30YR GIANT	5.50%	1/1/2040	21,295		21,816
FGOLD 30YR GIANT	4.00%	12/1/2040	52,850		50,195
FGOLD 30YR GIANT	4.00%	12/1/2040	61,162		58,089
FGOLD 30YR GIANT	4.00%	2/1/2041	113,441		107,742
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FGOLD 30YR GIANT	4.50%	4/1/2041	148,898		145,268
FGOLD 30YR GIANT	3.00%	6/1/2042	73,451		65,351
FGOLD 30YR GIANT	3.50%	9/1/2042	124,248		113,952
FGOLD 15YR GIANT	3.00%	1/1/2032	116,513		111,854
FGOLD 15YR GIANT	2.00%	1/1/2032	71,754		67,001
FGOLD 30YR GIANT	4.00%	8/1/2047	71,201		66,391
FGOLD 30YR GIANT	4.50%	8/1/2047	75,479		72,629
FGOLD 30YR GIANT	5.50%	6/1/2038	100,848		103,323
FGOLD 30YR GIANT	4.50%	10/1/2039	85,725		83,850
FGOLD 30YR GIANT	4.50%	11/1/2039	16,806		16,438
FGOLD 30YR GIANT	3.50%	5/1/2045	200,047		181,564
FGOLD 30YR GIANT	4.00%	11/1/2045	124,643		116,924
FGOLD 30YR GIANT	3.50%	12/1/2045	308,312		279,826
FGOLD 30YR GIANT	4.00%	12/1/2046	100,253		93,761
FGOLD 30YR GIANT	3.00%	1/1/2047	189,330		165,295
FGOLD 30YR GIANT	3.00%	2/1/2047	418,742		365,584
FGOLD 15YR GIANT	2.50%	12/1/2031	50,852		48,047
FGOLD 20YR	3.00%	1/1/2037	66,256		61,218
FGOLD 20YR	3.50%	11/1/2037	53,176		50,104
FGOLD 20YR	3.00%	12/1/2037	46,864		42,986
FGOLD 15YR	4.00%	6/1/2026	5,814		5,799
FGOLD 15YR	4.00%	7/1/2026	7,490		7,464
FGOLD 30YR	3.00%	12/1/2042	164,215		146,106
FGOLD 30YR	3.00%	10/1/2042	97,032		86,332
FGOLD 30YR	3.00%	1/1/2043	277,925		247,277
FGOLD 30YR	4.00%	11/1/2040	46,921		44,564
FGOLD 30YR	4.00%	12/1/2040	137,857		130,904
FGOLD 15YR	2.50%	8/1/2028	28,243		27,459
FGOLD 15YR	3.00%	8/1/2029	48,055		46,791
FGOLD 15YR	2.50%	4/1/2031	57,130		54,405
FGOLD 15YR	2.50%	7/1/2031	50,917		48,417
FHLMC 30YR UMBS MIRROR	2.50%	10/1/2046	48,794		41,103
FHLMC 30YR UMBS MIRROR	4.00%	7/1/2048	13,510		12,574
FHLMC 30YR UMBS MIRROR	4.50%	12/1/2048	93,228		89,357
FHLMC 15YR UMBS SUPER	1.50%	9/1/2036	478,378		413,066
FHLMC 15YR UMBS SUPER	1.50%	1/1/2037	93,726		80,843
FHLMC 15YR UMBS SUPER	2.50%	10/1/2035	309,941		285,860
FHLMC 30YR UMBS SUPER	2.00%	2/1/2051	862,475		677,093
FHLMC 30YR UMBS SUPER	1.50%	11/1/2050	349,053		258,843
FHLMC 30YR UMBS SUPER	2.00%	12/1/2050	1,409,080		1,107,086
FHLMC 30YR UMBS SUPER	2.00%	3/1/2051	389,369		305,155
FHLMC 30YR UMBS SUPER	2.50%	4/1/2051	1,446,864		1,190,181
FHLMC 30YR UMBS SUPER	5.50%	11/1/2052	462,222		459,840
FHLMC 30YR UMBS SUPER	5.50%	11/1/2053	874,259		870,150
FGOLD 30YR	5.00%	8/1/2041	125,163		124,725
FGOLD 30YR	5.00%	7/1/2041	13,277		13,230
FHLMC GOLD 30YR	2.50%	1/1/2043	120,229		103,128
FHLMC GOLD 30YR	3.00%	2/1/2043	218,433		194,423
FHLMC GOLD 30YR	3.50%	9/1/2043	168,106		153,917
FHLMC GOLD 15YR CASH ISSUANCE	3.00%	6/1/2029	79,828		77,881
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FHLMC GOLD 15YR CASH ISSUANCE	3.00%	6/1/2029	112,164		109,463
FHLMC GOLD 30YR	3.50%	12/1/2046	75,111		68,077
FHLMC GOLD 30YR	4.50%	7/1/2047	41,378		39,816
FHLMC GOLD 30YR	4.00%	1/1/2048	104,969		97,873
FHLMC 30YR UMBS	2.50%	10/1/2051	1,663,557		1,377,260
FHLMC 20YR UMBS	2.00%	6/1/2040	310,065		261,441
FHLMC 20YR UMBS	4.50%	10/1/2042	248,588		238,482
FNMA 30YR	5.50%	5/1/2037	23,480		23,984
FNMA 30YR	5.50%	6/1/2033	28,905		29,523
FNMA 30YR	5.50%	10/1/2033	36,443		37,222
FNMA 30YR	4.00%	12/1/2040	89,728		85,104
FNMA 30YR	4.00%	1/1/2041	103,277		97,955
FNMA 30YR	4.50%	2/1/2041	235,002		228,996
FNMA 30YR	4.00%	2/1/2041	50,373		47,651
FNMA 30YR	4.00%	1/1/2042	130,781		123,724
FNMA 30YR	3.00%	10/1/2043	19,967		17,733
FNMA 30YR	5.00%	12/1/2034	70,552		70,851
FNMA 15YR	3.00%	5/1/2027	38,058		37,552
FNMA 30YR	4.50%	5/1/2039	26,806		26,186
FNMA 30YR	3.50%	8/1/2042	189,468		173,535
FNMA 30YR	3.50%	5/1/2042	340,015		311,392
FNMA 30YR	3.00%	12/1/2042	110,930		98,610
FNMA 30YR	3.00%	1/1/2043	222,054		197,328
FNMA 30YR	3.00%	2/1/2043	299,079		265,615
FNMA 30YR	3.00%	7/1/2043	124,061		110,180
FNMA 30YR	3.50%	3/1/2043	185,152		169,317
FNMA 30YR	3.00%	10/1/2043	64,337		57,138
FNMA 15YR	3.00%	8/1/2028	51,945		50,835
FNMA 30YR	4.00%	9/1/2044	79,086		74,134
FNMA 30YR	4.00%	7/1/2045	68,362		64,044
FNMA 30YR	3.50%	5/1/2045	213,130		193,455
FNMA 30YR	3.50%	6/1/2045	267,839		242,775
FNMA 15YR	3.00%	12/1/2030	48,459		46,702
FNMA 30YR	4.00%	12/1/2045	109,400		102,490
FNMA 30YR	3.50%	4/1/2046	110,011		99,443
FNMA 30YR	4.00%	7/1/2046	23,603		22,049
FNMA 15YR	2.00%	8/1/2031	81,295		75,827
FNMA 30YR	2.50%	9/1/2046	149,457		125,900
FNMA 20YR	3.00%	11/1/2036	164,428		151,699
FNMA 30YR	3.00%	11/1/2046	165,751		144,511
FNMA 30YR	3.00%	12/1/2046	48,486		42,273
FNMA 30YR	3.50%	12/1/2046	209,437		189,323
FNMA 30YR	3.00%	1/1/2047	523,165		456,126
FNMA 30YR	4.00%	2/1/2047	194,045		181,268
FNMA 15YR	2.50%	7/1/2028	27,399		26,674
FNMA 30YR	3.00%	9/1/2043	45,422		40,340
FNMA 15YR	2.50%	8/1/2028	37,197		36,152
FNMA 15YR	2.50%	8/1/2028	3,769		3,659
FNMA 15YR	3.00%	11/1/2028	27,253		26,678
FNMA 30YR	4.00%	10/1/2043	36,908		34,793
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FNMA 15YR	2.50%	2/1/2029	23,664		22,829
FNMA 15YR	2.50%	7/1/2030	30,964		29,569
FNMA 30YR	5.50%	4/1/2034	32,559		33,254
FNMA 30YR	5.00%	4/1/2034	151,094		151,899
FNMA 30YR	5.50%	9/1/2034	31,931		32,631
FNMA 30YR	5.00%	7/1/2035	45,303		45,495
FNMA 30YR	5.50%	2/1/2035	53,409		54,551
FNMA 30YR	3.00%	10/1/2046	254,128		221,564
FNMA 30YR	3.50%	9/1/2047	147,290		133,268
FNMA 15YR	3.50%	12/1/2030	24,714		24,085
FNMA 30YR	4.00%	1/1/2048	82,970		77,263
FNMA 30YR	4.50%	11/1/2048	52,574		50,391
FNMA 30YR UMBS	2.50%	8/1/2050	1,210,670		997,868
FNMA 30YR UMBS	2.00%	12/1/2050	279,782		222,098
FNMA 30YR UMBS SUPER	2.50%	4/1/2051	604,349		502,472
FNMA 30YR UMBS SUPER	3.00%	7/1/2050	320,297		277,732
FNMA 30YR UMBS SUPER	3.00%	3/1/2052	760,359		657,159
FNMA 30YR UMBS SUPER	2.50%	5/1/2052	405,709		335,305
FNMA 30YR	6.50%	12/1/2037	21,943		23,230
FNMA 30YR	6.00%	5/1/2038	97,501		101,865
FNMA 30YR	4.00%	9/1/2040	49,696		47,135
FNMA 30YR	5.50%	3/1/2038	38,785		39,685
FNMA 30YR	4.00%	3/1/2039	16,687		15,826
FNMA 30YR	4.50%	2/1/2041	221,631		215,967
FNMA 30YR	4.50%	3/1/2041	70,267		68,309
FNMA 30YR	3.50%	5/1/2042	193,348		177,326
FNMA 30YR	3.50%	9/1/2042	74,632		68,350
FNMA 30YR	3.50%	6/1/2042	685,087		627,236
FNMA 30YR	3.00%	10/1/2042	107,762		95,743
FNMA 30YR	3.50%	11/1/2042	255,354		233,861
FNMA 30YR	3.00%	12/1/2042	206,470		183,461
FNMA 30YR	3.00%	1/1/2043	54,691		48,599
FNMA 30YR	3.00%	1/1/2043	156,453		139,026
FNMA 30YR	3.00%	1/1/2043	178,995		159,048
FNMA 30YR	3.00%	3/1/2043	264,799		235,209
FNMA 30YR	4.50%	9/1/2039	26,511		25,897
FNMA 20YR	4.50%	6/1/2031	40,374		40,184
FNMA 30YR	3.50%	1/1/2046	85,378		77,389
FNMA 30YR	4.50%	12/1/2048	33,683		32,285
FNMA 30YR	3.00%	11/1/2046	155,300		135,400
FNMA 30YR	3.00%	1/1/2047	197,583		172,265
FNMA 30YR	4.00%	10/1/2047	320,468		298,428
FNMA 30YR	3.50%	11/1/2047	260,947		235,378
FNMA 30YR	4.50%	3/1/2048	47,684		45,823
FNMA 30YR	4.00%	2/1/2048	71,316		66,411
FNMA 30YR	4.00%	4/1/2048	145,618		135,534
FNMA 15YR	3.50%	3/1/2033	35,986		34,688
FNMA 15YR	3.50%	5/1/2033	84,136		81,122
FNMA 15YR UMBS	2.00%	7/1/2036	198,753		176,579
FNMA 20YR UMBS	2.00%	8/1/2040	355,631		299,575
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FNMA 30YR UMBS	1.50%	9/1/2050	774,536		574,483
FNMA 30YR UMBS	2.00%	9/1/2050	740,015		582,104
FNMA 30YR UMBS	2.50%	9/1/2050	1,067,162		879,584
FNMA 15YR UMBS	2.50%	9/1/2035	225,396		206,503
FNMA 30YR UMBS	1.50%	10/1/2050	66,370		49,222
FNMA 30YR UMBS	2.00%	10/1/2050	683,076		537,103
FNMA 30YR UMBS	2.50%	10/1/2050	1,771,733		1,459,762
FNMA 30YR UMBS	2.00%	11/1/2050	1,813,167		1,425,131
FNMA 20YR UMBS	2.00%	1/1/2041	1,026,376		862,529
FNMA 30YR UMBS	2.00%	1/1/2051	355,040		277,998
FNMA 30YR UMBS	1.50%	12/1/2050	1,662,014		1,232,350
FNMA 30YR UMBS	2.00%	2/1/2051	1,546,703		1,214,254
FNMA 30YR UMBS	2.00%	3/1/2051	777,888		610,381
FNMA 15YR UMBS	2.00%	5/1/2036	625,420		555,838
FNMA 20YR UMBS	2.00%	5/1/2041	1,053,766		882,009
FNMA 20YR UMBS	2.50%	5/1/2041	715,629		617,396
FNMA 15YR UMBS	2.50%	6/1/2036	375,047		342,140
FNMA 30YR UMBS	4.00%	6/1/2052	472,220		433,933
FNMA 30YR UMBS	5.00%	7/1/2052	412,365		401,514
FNMA 15YR UMBS	4.00%	7/1/2037	275,012		265,583
FNMA 30YR UMBS	5.50%	11/1/2052	630,693		627,442
FNMA 30YR UMBS	6.00%	10/1/2053	882,074		891,381
FNMA 30YR	4.00%	7/1/2040	25,456		24,142
FNMA 30YR	3.50%	6/1/2039	51,092		46,899
FNMA 30YR	4.00%	10/1/2040	20,669		19,604
GNMA 30YR	3.50%	1/15/2042	107,346		98,554
GNMA 30YR	3.00%	11/15/2042	164,432		146,030
GNMA2 30YR	4.00%	4/20/2042	32,646		31,033
GNMA2 30YR	3.00%	8/20/2042	62,054		55,408
GNMA2 30YR	3.50%	8/20/2042	185,947		170,639
GNMA2 30YR	3.00%	9/20/2042	129,141		115,310
GNMA2 30YR	3.50%	9/20/2042	150,306		137,932
GNMA2 30YR	3.50%	10/20/2042	150,228		137,860
GNMA2 30YR	3.00%	12/20/2042	66,281		59,182
GNMA2 30YR	3.00%	1/20/2043	91,784		81,954
GNMA2 30YR	3.50%	5/20/2043	192,436		176,453
GNMA2 30YR	4.50%	6/20/2044	99,193		96,346
GNMA2 30YR	3.50%	10/20/2044	153,844		140,453
GNMA2 30YR	4.00%	10/20/2044	115,575		109,122
GNMA2 30YR	3.00%	12/20/2044	36,198		31,994
GNMA2 30YR	3.50%	4/20/2046	102,640		93,192
GNMA2 30YR	3.50%	4/20/2045	176,584		161,314
GNMA2 30YR	3.50%	6/20/2045	71,063		64,562
GNMA2 30YR	3.00%	8/20/2045	91,228		80,540
GNMA2 30YR	3.00%	9/20/2045	87,222		77,004
GNMA2 30YR	4.00%	12/20/2045	190,348		179,470
GNMA2 30YR	3.00%	5/20/2046	119,602		105,582
GNMA2 30YR	4.00%	5/20/2046	92,409		87,128
GNMA2 30YR	3.00%	7/20/2046	273,590		240,932
GNMA2 30YR	3.50%	7/20/2046	78,461		71,337
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
GNMA2 30YR	3.50%	8/20/2046	90,189		81,888
GNMA2 30YR	3.50%	9/20/2046	92,954		84,398
GNMA2 30YR	3.00%	10/20/2046	231,674		204,019
GNMA2 30YR	4.00%	10/20/2046	36,003		33,699
GNMA2 30YR	3.50%	11/20/2046	29,477		26,764
GNMA2 30YR	4.00%	11/20/2046	43,495		40,712
GNMA2 30YR	2.50%	12/20/2046	60,995		51,748
GNMA2 30YR	3.50%	12/20/2046	323,473		293,699
GNMA2 30YR	4.00%	3/20/2047	88,447		82,788
GNMA2 30YR	3.50%	8/20/2048	52,081		47,175
GNMA2 30YR	3.50%	7/20/2047	117,076		106,266
GNMA2 30YR	4.00%	8/20/2047	113,808		106,487
GNMA2 30YR	3.50%	8/20/2047	81,148		73,531
GNMA2 30YR	4.00%	9/20/2047	132,641		124,109
GNMA2 30YR	3.50%	11/20/2047	218,837		198,295
GNMA2 30YR	4.00%	12/20/2047	55,733		52,148
GNMA2 30YR	3.00%	1/20/2048	106,018		93,145
GNMA2 30YR	4.00%	1/20/2048	80,842		75,611
GNMA2 30YR	4.50%	1/20/2048	52,418		50,441
GNMA2 30YR	4.50%	2/20/2048	48,694		46,857
GNMA2 30YR	3.00%	10/20/2049	37,747		33,064
GNMA2 30YR	3.50%	12/20/2048	119,471		108,217
GNMA2 30YR	4.00%	4/20/2049	551,646		514,996
GNMA2 30YR	3.00%	7/20/2049	120,307		105,443
GNMA2 30YR	3.00%	9/20/2049	134,137		117,415
GNMA 30YR	3.00%	12/20/2049	163,705		143,160
GNMA2 30YR	3.50%	12/20/2049	84,038		75,916
GNMA2 30YR	2.00%	12/20/2050	621,398		498,749
GNMA2 30YR	2.00%	3/20/2051	327,300		262,672
GNMA2 30YR	2.50%	3/20/2051	1,812,900		1,519,738
GNMA2 30YR	2.50%	5/20/2051	933,434		782,200
GNMA2 30YR	3.00%	6/20/2051	255,464		222,504
GNMA2 30YR	2.00%	7/20/2051	375,932		301,263
GNMA2 30YR	3.00%	7/20/2051	869,439		757,128
GNMA2 30YR	2.50%	8/20/2051	418,542		350,536
GNMA2 30YR	2.00%	9/20/2051	233,779		187,509
GNMA2 30YR	3.50%	1/20/2052	479,247		430,920
GNMA2 30YR	4.50%	7/20/2052	535,911		510,327
GNMA2 30YR	4.50%	8/20/2052	431,800		411,187
GNMA 30YR	3.50%	5/15/2043	57,076		52,344
GNMA 30YR	3.00%	3/15/2043	44,666		39,468
GNMA2 15YR	3.00%	3/20/2027	9,466		9,327
GNMA2 30YR	5.00%	8/20/2039	20,113		20,158
GNMA2 30YR	4.50%	5/20/2040	77,942		76,141
GNMA2 30YR	4.50%	7/20/2040	49,352		48,212
GNMA2 30YR	4.00%	9/20/2040	57,905		55,142
GNMA2 30YR	4.00%	10/20/2040	91,967		87,578
GNMA2 30YR	4.50%	10/20/2040	57,235		55,912
GNMA2 30YR	4.50%	12/20/2040	85,466		83,492
GNMA2 30YR	4.00%	2/20/2041	20,650		19,665
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
GNMA2 30YR	4.00%	1/20/2041	37,832		36,026
GNMA2 30YR	4.00%	3/20/2041	61,288		58,319
GNMA2 30YR	5.00%	4/20/2041	71,969		71,895
GNMA2 30YR	4.50%	8/20/2041	73,123		71,382
GNMA2 30YR	4.50%	7/20/2041	23,878		23,310
GNMA 30YR	4.50%	11/15/2039	33,323		32,552
GNMA 30YR	4.50%	4/15/2040	74,811		73,052
GNMA 30YR	5.00%	5/15/2035	25,521		25,759
GNMA 30YR PLATINUM	5.00%	7/15/2039	37,071		37,399
GNMA 30YR	5.50%	4/15/2038	13,053		13,369
GNMA 30YR	5.50%	6/15/2038	68,504		70,393
GNMA2 30YR TBA(REG C)	4.50%	2/20/2025	(499,110)		(472,999)
CHAIT_23-A2	5.08%	9/15/2030	499,110		508,385
CHAIT_24-A2	4.63%	1/15/2031	99,822		99,887
BBCMS_20-C8	1.62%	10/15/2053	846,026		776,281
BANK_21-BN37	2.37%	11/15/2064	598,933		501,172
BANK_19-BN22	2.73%	11/15/2062	474,155		427,031
BANK_21-BN31	1.77%	2/15/2054	998,221		837,809
BBCMS_19-C4	2.66%	8/15/2052	532,293		490,197
BMARK_20-B17	2.04%	3/15/2053	1,197,865		1,023,221
BMARK_20-B18	1.67%	7/15/2053	698,755		594,243
COMM_16-DC2	3.50%	2/10/2049	482,355		479,478
COMM_16-DC2	3.77%	2/10/2049	698,755		691,843
CSAIL_15-C3	3.45%	8/15/2048	273,619		273,127
CSAIL_16-C5	3.76%	11/15/2048	369,342		366,333
CSAIL_16-C7	3.21%	11/15/2049	481,872		476,495
DBJPM_17-C6	3.27%	6/10/2050	16,514		15,971
CGCMT_15-GC33	3.52%	9/10/2058	198,309		197,693
JPMBB_15-C30	3.55%	7/15/2048	499,868		498,727
JPMCC_19-COR4	3.76%	3/10/2052	798,577		766,293
MSBAM_15-C23	3.45%	7/15/2050	929,918		927,527
MSBAM_15-C25	3.37%	10/15/2048	698,755		694,787
UBSCM_19-C17	2.67%	10/15/2052	249,545		223,629
UBSCM_18-C13	4.07%	10/15/2051	695,481		682,286
WFCM_16-C37	3.79%	12/15/2049	603,924		592,764
ELEVANCE HLTH INC	3.65%	12/1/2027	94,831		92,525
ELEVANCE HLTH INC	4.10%	3/1/2028	119,787		118,665
ELEVANCE HLTH INC	2.25%	5/15/2030	194,653		169,595
ELEVANCE HLTH INC	5.15%	6/15/2029	24,956		25,124
ARCH CAP FIN LLC	4.01%	12/15/2026	24,956		24,698
BANCO SANTANDER SA	3.80%	2/23/2028	399,288		388,789
BANK OF AMER CORP	3.97%	3/5/2029	134,760		132,292
BANK OF AMER CORP	2.50%	2/13/2031	903,390		801,266
BANK OF AMER CORP	2.69%	4/22/2032	99,822		86,250
BANK OF AMER CORP	2.97%	2/4/2033	169,698		147,855
BARCLAYS PLC	2.28%	11/24/2027	374,333		356,718
BRIXMOR OPERATING PARTNERSHIP LP	4.13%	6/15/2026	124,778		123,755
BRIXMOR OPERATING PARTNERSHIP LP	3.90%	3/15/2027	174,689		172,940
BRIXMOR OPERATING PARTNERSHIP LP	2.25%	4/1/2028	299,466		275,397
BROADSTONE NET LEASE INC	2.60%	9/15/2031	99,822		83,308
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
COMERICA INC	5.98%	1/30/2030	334,404		346,364
COREBRIDGE FINL INC	3.90%	4/5/2032	184,671		169,590
CUBESMART LP	2.25%	12/15/2028	84,849		76,391
DEUTSCHE BK NY	6.72%	1/18/2029	164,706		175,912
DEUTSCHE BK NY	6.82%	11/20/2029	299,466		315,575
FAIRFAX FINL HLDGS LTD	5.63%	8/16/2032	334,404		345,076
GOLDMAN SACHS GRP INC	5.85%	4/25/2035	54,902		56,455
GOLDMAN SACHS GRP INC	1.99%	1/27/2032	269,520		224,967
GOLDMAN SACHS GRP INC	2.62%	4/22/2032	154,724		132,604
GOLDMAN SACHS GRP INC	1.54%	9/10/2027	469,164		445,844
HSBC HLDGS PLC	2.01%	9/22/2028	454,191		420,874
HSBC HLDGS PLC	2.80%	5/24/2032	324,422		276,574
HEALTHPEAK OP LLC	3.00%	1/15/2030	119,787		110,170
HOST HOTELS & RESORTS LP	5.70%	7/1/2034	74,867		77,442
HUNTINGTON BANCSHARES	6.21%	8/21/2029	349,377		368,203
JPMORGAN CHASE & CO	3.51%	1/23/2029	1,053,123		1,026,854
JPMORGAN CHASE & CO	4.45%	12/5/2029	149,733		147,054
JPMORGAN CHASE & CO	2.74%	10/15/2030	339,395		307,319
JPMORGAN CHASE & CO	2.58%	4/22/2032	394,297		340,110
JPMORGAN CHASE & CO	4.95%	10/22/2035	169,698		165,075
KIMCO REALTY OP LLC	1.90%	3/1/2028	234,582		215,772
LINCOLN NATL CORP	3.05%	1/15/2030	44,920		41,078
LLOYDS BKG GRP PLC	5.87%	3/6/2029	199,644		207,101
MITSUBISHI UFJ FINL GRP	1.54%	7/20/2027	349,377		334,634
MIZUHO FINL GRP INC	5.78%	7/6/2029	224,600		235,929
MORGAN STANLEY	4.43%	1/23/2030	459,182		456,203
MORGAN STANLEY	2.70%	1/22/2031	324,422		291,895
MORGAN STANLEY	1.93%	4/28/2032	608,915		500,473
MORGAN STANLEY	2.51%	10/20/2032	44,920		37,812
MORGAN STANLEY	1.59%	5/4/2027	94,831		91,146
NOMURA HLDGS INC	2.61%	7/14/2031	199,644		170,573
PNC FINL SVCS GRP INC	6.62%	10/20/2027	524,066		546,321
REALTY INCOME CORP	3.10%	12/15/2029	174,689		160,525
TRUIST FINL CORP	5.87%	6/8/2034	64,884		66,169
TRUIST FINL CORP	5.44%	1/24/2030	249,555		257,248
UBS GRP AG	4.55%	4/17/2026	274,511		276,127
US BANCORP	5.84%	6/12/2034	99,822		102,027
UNITEDHEALTH GRP INC	4.80%	1/15/2030	773,621		785,481
UNUM GRP	4.00%	6/15/2029	314,440		302,086
WELLS FARGO & CO	3.00%	10/23/2026	131,765		128,492
WELLS FARGO & CO	2.88%	10/30/2030	274,511		249,050
WELLS FARGO & CO	2.57%	2/11/2031	374,333		333,901
WELLS FARGO & CO	3.35%	3/2/2033	134,760		119,454
WELLS FARGO & CO	5.56%	7/25/2034	319,431		326,162
WELLS FARGO & CO	6.30%	10/23/2029	134,760		141,623
AT&T INC	2.55%	12/1/2033	135,758		109,559
ABBVIE INC	3.20%	11/21/2029	159,715		148,784
AMGEN INC	5.25%	3/2/2030	49,911		51,224
AUTONATION INC	3.80%	11/15/2027	174,689		169,671
AUTOZONE INC	3.75%	4/18/2029	24,956		23,954
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
BAT CAP CORP	3.56%	8/15/2027	15,972		15,664
BAT CAP CORP	4.70%	4/2/2027	54,902		55,305
BAT CAP CORP	6.00%	2/20/2034	169,698		177,991
BAT INTL FIN PLC	4.45%	3/16/2028	279,502		278,373
BHP BILLITON FIN USA LTD	5.25%	9/8/2033	259,537		264,862
BERRY GLOBAL INC	1.57%	1/15/2026	209,626		203,702
BOEING CO	5.15%	5/1/2030	514,084		511,334
BROADCOM INC	4.11%	9/15/2028	225,598		222,951
BROADCOM INC	3.42%	4/15/2033	230,589		203,509
CIGNA CORP	4.38%	10/15/2028	249,555		246,712
CVS HLTH CORP	4.30%	3/25/2028	129,769		127,245
CVS HLTH CORP	1.88%	2/28/2031	109,804		89,239
CANADIAN NATURAL RESOURCES LTD	3.85%	6/1/2027	224,600		220,412
CENOVUS ENERGY INC	2.65%	1/15/2032	99,822		84,296
COMCAST CORP	4.15%	10/15/2028	44,920		44,200
CONSTELLATION BRANDS INC	3.70%	12/6/2026	79,858		78,678
CONSTELLATION BRANDS INC	2.25%	8/1/2031	194,653		163,579
DIAMONDBACK ENERGY INC	3.13%	3/24/2031	189,662		169,371
DIAMONDBACK ENERGY INC	5.40%	4/18/2034	49,911		49,648
DUPONT DE NEMOURS INC	4.73%	11/15/2028	399,288		399,534
ENERGY TRANSFER LP	6.55%	12/1/2033	339,395		362,425
TELEDYNE FLIR LLC	2.50%	8/1/2030	134,760		119,155
FERGUSON ENTERPRISES INC	5.00%	10/3/2034	59,893		57,960
FORD MOTOR CR CO LLC	4.00%	11/13/2030	249,555		225,880
FORD MOTOR CR CO LLC	2.70%	8/10/2026	224,600		218,057
FORD MOTOR CR CO LLC	5.85%	5/17/2027	199,644		203,102
FREEPORT MCMORAN INC	4.38%	8/1/2028	149,733		148,306
GLP CAP LP GLP FIN II INC	5.38%	4/15/2026	174,689		176,831
GLP CAP LP GLP FIN II INC	5.75%	6/1/2028	74,867		75,864
GENERAL MOTORS FIN CO INC	3.60%	6/21/2030	74,867		68,627
GENERAL MOTORS FIN CO INC	5.80%	1/7/2029	119,787		125,457
GENERAL MOTORS FIN CO INC	5.55%	7/15/2029	224,600		232,687
GENPACT LUXEMBOURG SARL	6.00%	6/4/2029	224,600		230,261
GENUINE PARTS CO	4.95%	8/15/2029	174,689		177,363
HUNTINGTON INGALLS INDS INC	5.35%	1/15/2030	44,920		45,273
IDEX CORP	4.95%	9/1/2029	149,733		151,751
KINROSS GOLD CORP	4.50%	7/15/2027	24,956		25,227
KINROSS GOLD CORP	6.25%	7/15/2033	144,742		154,326
MPLX LP	4.13%	3/1/2027	229,591		229,343
MPLX LP	4.25%	12/1/2027	249,555		246,581
MPLX LP	2.65%	8/15/2030	174,689		154,617
WARNERMEDIA HLDGS INC	4.05%	3/15/2029	598,933		564,126
MARRIOTT INTL INC	3.13%	6/15/2026	149,733		146,567
MARRIOTT INTL INC	5.35%	3/15/2035	89,840		90,530
MARTIN MARIETTA MATERIALS INC	5.15%	12/1/2034	129,769		128,553
MOTOROLA SOLUTIONS INC	2.75%	5/24/2031	74,867		64,996
NEWMONT CORP	2.80%	10/1/2029	414,262		380,778
NEWMONT NEWCREST FIN	5.35%	3/15/2034	44,920		45,414
NUCOR CORP	3.95%	5/1/2028	124,778		122,036
NUTRIEN LTD	5.20%	6/21/2027	479,146		484,828
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
ONEOK INC	3.10%	3/15/2030	344,386		315,260
ONEOK INC	6.35%	1/15/2031	219,609		237,118
OWENS CORNING INC	3.95%	8/15/2029	4,991		4,828
PENTAIR FIN SA	4.50%	7/1/2029	99,822		99,290
PHILIP MORRIS INTL INC	2.75%	2/25/2026	524,066		518,123
PLAINS ALL AMERN PIPELINE LP	3.55%	12/15/2029	79,858		74,353
QUANTA SERVICES INC	4.75%	8/9/2027	79,858		81,186
ROGERS COMMS INC	5.30%	2/15/2034	174,689		173,803
SOUTHWEST AIRLINES CO	5.13%	6/15/2027	119,787		120,662
ENERGY TRANSFER LP	3.90%	7/15/2026	249,555		250,785
TARGA RESOURCES CORP	4.20%	2/1/2033	44,920		41,592
TARGA RESOURCES CORP	6.13%	3/15/2033	129,769		136,143
TOLL BROTHERS FIN CORP	4.88%	3/15/2027	424,244		429,935
TRANSCONTINENTAL GAS PIPE LINE CO	3.25%	5/15/2030	419,253		383,503
TYSON FOODS INC	3.55%	6/2/2027	39,929		38,850
TYSON FOODS INC	4.35%	3/1/2029	84,849		83,651
VERIZON COMMS INC	4.02%	12/3/2029	47,915		46,082
VERIZON COMMS INC	2.36%	3/15/2032	80,856		67,544
VIATRIS INC	2.70%	6/22/2030	234,582		203,516
WESTERN MIDSTREAM OPERATING LP	4.65%	7/1/2026	124,778		127,088
WESTINGHOUSE AIR BRAKE	3.45%	11/15/2026	199,644		195,538
WILLIAMS COS INC	3.50%	11/15/2030	174,689		161,227
WORKDAY INC	3.50%	4/1/2027	44,920		44,153
WORKDAY INC	3.70%	4/1/2029	119,787		114,992
YAMANA GOLD INC	2.63%	8/15/2031	149,733		127,408
AEP TEXAS INC	2.10%	7/1/2030	189,662		164,282
ALGONQUIN PWR & UTILITY CO	5.37%	6/15/2026	89,840		90,519
AMEREN ILLINOIS CO	3.80%	5/15/2028	169,698		165,233
CENTERPOINT ENERGY INC	2.95%	3/1/2030	149,733		136,064
DUKE ENERGY FL LLC	1.75%	6/15/2030	99,822		84,665
DUKE ENERGY FLORIDA LLC	5.88%	11/15/2033	214,618		224,960
EDISON INTL	5.25%	11/15/2028	209,626		211,397
EDISON INTL	5.45%	6/15/2029	149,733		151,409
ENTERGY LOUISIANA LLC	2.40%	10/1/2026	99,822		96,701
FIRSTENERGY CORP	3.90%	7/15/2027	199,644		198,247
FLORIDA PWR & LT CO	5.15%	6/15/2029	199,644		202,624
PPL ELEC UTILITIES CORP	5.00%	5/15/2033	149,733		148,804
PACIFIC GAS & ELEC CO	3.25%	6/1/2031	189,662		168,695
PACIFICORP	2.70%	9/15/2030	69,875		62,275
PUBLIC SVC CO NH	5.35%	10/1/2033	149,733		153,205
SEMPRA	3.40%	2/1/2028	44,920		43,551
SOUTHERN CA EDISON CO	2.50%	6/1/2031	174,689		149,779
SOUTHERN CA GAS CO	2.95%	4/15/2027	349,377		338,232
SOUTHERN CA GAS CO	5.05%	9/1/2034	184,671		185,357
VIRGINIA ELEC & PWR CO	5.05%	8/15/2034	45,918		45,681
XCEL ENERGY INC	4.00%	6/15/2028	399,288		386,964
CORP ANDINA DE FOMENTO	5.00%	1/24/2029	24,956		25,621
ADVOCATE HLTH CORP	2.21%	6/15/2030	369,342		321,996
ASCENSION HLTH	2.53%	11/15/2029	119,787		108,031
COMMONSPIRIT HLTH	5.21%	12/1/2031	514,084		514,199
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
JOHNS HOPKINS UNIV	4.71%	7/1/2032	124,778		125,374
PEACEHEALTH OBLIGATED GRP	1.38%	11/15/2025	24,956		24,232
STANFORD UNIV	1.29%	6/1/2027	399,288		368,504
SUTTER HEALTH	3.70%	8/15/2028	289,484		281,638
UPMC TAXABLE REV BONDS	5.04%	5/15/2033	399,288		395,038
UNIVERSITY CA	3.06%	7/1/2025	324,422		327,213
UNIVERSITY CA	3.35%	7/1/2029	324,422		313,315
UNIVERSITY CA	1.61%	5/15/2030	524,066		447,610
SANDS CHINA LTD	5.40%	8/8/2028	199,644		201,668
INDONESIA REP OF	3.50%	1/11/2028	199,644		193,609
INDONESIA REP OF	4.15%	9/20/2027	269,520		266,413
PANAMA REP OF	7.13%	1/29/2026	299,466		312,986
PERU REP OF	2.78%	1/23/2031	38,931		33,672
POLAND REP OF	4.63%	3/18/2029	379,324		379,749
MEXICO UNITED MEXICAN STATES	5.00%	5/7/2029	199,644		193,934
CASH					684,281
Total Prudential GA 62194					$172,900,647

Reinsurance Group of America Contract No. RGA00084
US Dollar	4.83%		1,740,476		1,740,476
NET RECEIVABLE			61,592		61,592
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	1,771,842		1,774,027
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,397,509		1,418,456
CRH PLC 3.875 05/18/2025	3.88%	5/18/2025	948,310		947,967
Burlington Northern Santa Fe LLC 3.442 06/16/2028	3.44%	6/16/2028	320,766		305,379
Wells Fargo & Co. 4.30 07/22/2027	4.30%	7/22/2027	249,555		250,957
HSBC Holdings PLC 4.25 08/18/2025	4.25%	8/18/2025	499,110		505,041
BNP Paribas SA 4.375 09/28/2025	4.38%	9/28/2025	1,048,132		1,052,553
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	499,110		499,454
BNP Paribas SA 4.375 05/12/2026	4.38%	5/12/2026	623,888		620,712
Lloyds Banking Group PLC 4.582 12/10/2025	4.58%	12/10/2025	923,354		921,457
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	775,014		745,556
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	249,555		254,634
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	1,680,050		1,591,422
Barclays PLC 4.836 05/09/2028	4.84%	5/9/2028	823,532		814,808
Fannie Mae 7.483 07/01/2047	7.48%	7/1/2047	287,669		297,048
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	1,639,812		1,583,851
Fannie Mae 7.485 07/01/2047	7.49%	7/1/2047	195,606		201,074
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	1,670,053		1,609,614
Freddie Mac 7.37 05/01/2047	7.37%	5/1/2047	25,062		26,210
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	1,203,942		1,173,288
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	1,311,364		1,261,637
Fannie Mae 7.45 06/01/2047	7.45%	6/1/2047	137,486		141,850
Freddie Mac 7.38 07/01/2047	7.38%	7/1/2047	13,134		13,479
Bank of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	399,288		392,988
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	783,235		754,545
Fannie Mae 7.013 10/01/2047	7.01%	10/1/2047	128,534		133,121
Fannie Mae 7.11 10/01/2047	7.11%	10/1/2047	31,783		32,359
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	1,622,109		1,588,104
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	202,038		194,324
SLM Student Loan Trust 6.04529 01/25/2041	6.05%	1/25/2041	340,969		344,881
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	167,567		154,916
CVS Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	816,545		800,519
SLM Student Loan Trust 5.61529 07/25/2040	5.62%	7/25/2040	1,809,016		1,805,899
SLM Student Loan Trust 6.07529 01/25/2040	6.08%	1/25/2040	749,059		750,958
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	62,157		63,117
Bank of America Corp. 3.419 12/20/2028	3.42%	12/20/2028	174,689		167,668
Bayer AG 4.375 12/15/2028	4.38%	12/15/2028	923,354		889,768
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	249,555		247,373
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	90,803		89,737
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	306,935		302,348
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	378,247		373,884
Bank of America Corp. 3.559 04/23/2027	3.56%	4/23/2027	524,066		519,173
Imperial Brands PLC 3.875 07/26/2029	3.88%	7/26/2029	798,577		767,869
The Cigna Group 4.375 10/15/2028	4.38%	10/15/2028	923,354		913,676
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	249,555		226,322
Fannie Mae 3.336 10/01/2049	3.34%	10/1/2049	573,062		577,138
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	449,199		448,527
Prosus NV 3.68 01/21/2030	3.68%	1/21/2030	898,399		825,354
JPMorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	1,172,910		1,157,059
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	1,672,020		1,636,576
CVS Health Corp. 3.75 04/01/2030	3.75%	4/1/2030	399,288		369,477
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	973,265		885,756
Dominion Energy, Inc. 3.375 04/01/2030	3.38%	4/1/2030	1,147,954		1,065,602
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	873,443		825,823
JPMorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	623,888		552,639
JPMorgan Chase & Co. 2.083 04/22/2026	2.08%	4/22/2026	249,555		248,408
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	2,320,864		2,014,510
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	374,333		334,280
JPMorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	648,844		582,954
RELX PLC 3.00 05/22/2030	3.00%	5/22/2030	598,933		546,089
AT&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	1,696,976		1,480,038
HSBC Holdings PLC 2.848 06/04/2031	2.85%	6/4/2031	998,221		878,572
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	3,144,351		2,601,804
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	3,554,262		2,951,977
NatWest Group PLC 3.032 11/28/2035	3.03%	11/28/2035	299,466		259,732
British American Tobacco PLC 2.726 03/25/2031	2.73%	3/25/2031	1,297,687		1,129,273
British American Tobacco PLC 2.259 03/25/2028	2.26%	3/25/2028	224,600		207,693
Barclays PLC 3.564 09/23/2035	3.56%	9/23/2035	224,600		200,524
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	1,771,842		1,637,373
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	7,014,499		6,061,322
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	755,363		654,116
AbbVie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	823,532		767,290
The Williams Co., Inc. 3.25 05/15/2030	3.25%	5/15/2030	948,310		867,848
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	2,122,696		1,834,229
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	1,418,040		1,177,751
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	2,503,828		2,202,576
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	1,451,099		1,250,315
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	1,297,687		1,128,728
NextEra Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	1,297,687		1,175,840
Prosus NV 3.061 07/13/2031	3.06%	7/13/2031	1,222,821		1,043,980
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	2,752,960		2,360,012
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	2,952,767		2,444,665
The Goldman Sachs Group, Inc. 3.615 03/15/2028	3.62%	3/15/2028	1,472,376		1,447,459
Charter Communications, Inc. 4.40 04/01/2033	4.40%	4/1/2033	274,511		248,265
British American Tobacco PLC 4.742 03/16/2032	4.74%	3/16/2032	698,755		681,771
Wells Fargo & Co. 3.908 04/25/2026	3.91%	4/25/2026	798,577		801,855
Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,074,086		898,187
Capital One Financial Corp. 5.268 05/10/2033	5.27%	5/10/2033	274,511		269,359
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	955,345		851,353
Fannie Mae 3.50 07/01/2052	3.50%	7/1/2052	3,288,036		2,939,461
Kinder Morgan, Inc. 4.80 02/01/2033	4.80%	2/1/2033	623,888		605,329
Fannie Mae 2.526 06/01/2052	2.53%	6/1/2052	2,227,794		2,009,014
Freddie Mac 4.231 09/01/2052	4.23%	9/1/2052	8,151,076		7,967,317
Freddie Mac 3.333 07/01/2052	3.33%	7/1/2052	4,256,554		4,053,251
T-Mobile U.S., Inc. 5.20 01/15/2033	5.20%	1/15/2033	823,532		834,937
The Southern Co. 5.70 10/15/2032	5.70%	10/15/2032	1,347,598		1,400,456
Boston Properties, Inc. 6.75 12/01/2027	6.75%	12/1/2027	1,147,954		1,203,504
Bank of America Corp. 6.204 11/10/2028	6.20%	11/10/2028	998,221		1,042,244
Ford Credit Auto Owner Trust 5.27 05/17/2027	5.27%	5/17/2027	2,388,123		2,404,147
Exelon Corp. 3.35 03/15/2032	3.35%	3/15/2032	1,098,043		982,961
Freddie Mac Pool 3.50 08/01/2052	3.50%	8/1/2052	406,171		361,848
Freddie Mac 4.725 01/01/2053	4.73%	1/1/2053	966,705		961,908
UBS Group AG 5.711 01/12/2027	5.71%	1/12/2027	324,422		335,459
Freddie Mac 3.976 01/01/2053	3.98%	1/1/2053	2,347,030		2,268,788
Fannie Mae 3.50 05/01/2052	3.50%	5/1/2052	2,110,035		1,876,231
Capital One Financial Corp. 5.817 02/01/2034	5.82%	2/1/2034	224,600		231,014
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	1,231,158		1,097,082
U.S. Treasury Note/Bond 4.625 02/28/2025	4.63%	2/28/2025	2,529,492		2,569,951
Texas Natural Gas Securitization Finance Corp. 5.102 04/01/2035	5.10%	4/1/2035	1,480,411		1,502,402
Freddie Mac Pool 3.50 06/01/2052	3.50%	6/1/2052	1,513,194		1,345,353
Ford Motor Credit Co. LLC 6.80 05/12/2028	6.80%	5/12/2028	249,555		260,189
Freddie Mac Pool 3.50 07/01/2052	3.50%	7/1/2052	1,340,720		1,192,010
The Charles Schwab Corp. 5.643 05/19/2029	5.64%	5/19/2029	723,710		743,105
The Charles Schwab Corp. 5.853 05/19/2034	5.85%	5/19/2034	349,377		362,021
Capital One Financial Corp. 6.377 06/08/2034	6.38%	6/8/2034	274,511		286,137
Fannie Mae 3.50 02/01/2053	3.50%	2/1/2053	2,922,344		2,594,914
Fannie Mae 3.50 06/01/2052	3.50%	6/1/2052	544,588		484,030
Fannie Mae 3.00 11/01/2040	3.00%	11/25/2040	1,056,937		957,146
Freddie Mac 4.626 08/01/2053	4.63%	8/1/2053	2,176,684		2,120,345
U.S. Treasury Note/Bond 5.00 08/31/2025	5.00%	8/31/2025	4,347,252		4,442,105
Ford Motor Credit Co. LLC 6.798 11/07/2028	6.80%	11/7/2028	573,977		600,593
The Charles Schwab Corp. 6.196 11/17/2029	6.20%	11/17/2029	274,511		288,223
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	U.S. Treasury Note/Bond 4.375 11/30/2028	4.38%	11/30/2028	582,961		585,436
	Honda Auto Receivables Owner Trust 5.67 06/21/2028	5.67%	6/21/2028	1,594,159		1,622,019
	Fannie Mae 3.50 11/01/2051	3.50%	11/1/2051	1,301,991		1,159,341
	U.S. Treasury Note/Bond 4.25 01/31/2026	4.25%	1/31/2026	5,989,326		6,095,963
	Freddie Mac Pool 3.50 05/01/2052	3.50%	5/1/2052	500,020		444,454
	Fannie Mae 4.00 08/01/2052	4.00%	8/1/2052	572,155		526,002
	U.S. Treasury Note/Bond 4.125 03/31/2031	4.13%	3/31/2031	539,039		534,813
	U.S. Treasury Note/Bond 4.875 05/31/2026	4.88%	5/31/2026	7,985,768		8,086,114
	U.S. Treasury Note/Bond 3.75 08/31/2026	3.75%	8/31/2026	9,797,539		9,844,832
	Ford Credit Auto Owner Trust 4.11 07/15/2030	4.11%	7/15/2030	3,127,426		3,078,864
	Hyundai Auto Receivables Trust 4.44 01/15/2031	4.44%	1/15/2031	1,184,888		1,177,818
	U.S. Treasury Note/Bond 4.125 11/30/2031	4.13%	11/30/2031	2,160,150		2,121,860
	Total Reinsurance Group of America Contract No. RGA00084					$170,511,181

	Royal Bank of Canada Contract No. Citigroup01
	CARMX 2022-4 A3	5.34%	8/16/2027	379,358		381,322
	CARMX 2024-1 A2A	5.30%	3/15/2027	501,754		503,160
	CASH COLLATERAL CME RDR USD	4.23%	12/31/2060	110,803		110,803
	CASH COLLATERAL FUT RDR USD	4.23%	12/31/2060	231,587		231,587
	CASH COLLATERAL LCH RDR USD	4.23%	12/31/2060	198,646		198,646
*	Collective U.S. Gov't STIF 15	4.41%	12/1/2030	219,010		219,010
	FH ARM 1Q1534 H15T1Y+223.1 10.274	6.98%	6/1/2037	155,860		160,823
	FN 793029 RFUCCT6M+159.2BP 10.869	6.91%	7/1/2034	69,266		70,285
	FNMA PASS THRU 20YR #256600	5.50%	2/1/2027	155		155
	FNMA PASS THRU 20YR #888843	5.50%	3/1/2027	3,571		3,598
	FNMA PASS THRU 20YR #AE0787	5.50%	5/1/2028	8,170		8,237
	U S TIPS REPO	4.60%	1/2/2025	21,960,861		21,960,861
	VM CASH CCP CME RDR USD	4.46%	12/31/2060	20,163		20,163
	VM CASH CCP LCH RDR USD	4.46%	12/31/2060	18,559		18,559
	VM CASH FUT DOM RDR USD	4.36%	12/31/2060	61,270		61,270
	ADVENT HEALTH SYSTEM	2.95%	3/1/2029	598,933		546,513
	AMERICAN ELECTRIC POWER SR UNSEC	5.63%	3/1/2033	798,577		807,738
	AMERICAN HOMES 4 RENT SR UNSEC	4.25%	2/15/2028	499,110		487,892
	ANDREW W MELLON FOUNDATI UNSEC	0.95%	8/1/2027	1,197,865		1,094,240
	ANTHEM INC SR UNSEC	2.55%	3/15/2031	399,288		342,843
	AVANGRID INC SR UNSEC	3.80%	6/1/2029	598,933		568,083
	BANK OF AMERICA CORP SR UNSEC SOFR	1.66%	3/11/2027	499,110		481,034
	BANK OF AMERICA CORP SR UNSEC SOFR	2.59%	4/29/2031	1,048,132		923,829
	BARCLAYS PLC SR UNSEC SOFR	5.69%	3/12/2030	998,221		1,008,282
	BAYER US FINANCE II LLC SR UNSEC 144A	4.38%	12/15/2028	399,288		384,195
	BNP PARIBAS SR NON-PREFER 144A SOFR	3.05%	1/13/2031	748,666		668,499
	BPCE SA SR NON PREF 144A SOFR	6.61%	10/19/2027	399,288		409,311
	BROOKFIELD FINANCE INC SR UNSEC	4.35%	4/15/2030	798,577		770,245
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
CONSTELLATION EN GEN LLC SR UNSEC	5.60%	3/1/2028	499,110		509,181
CONSUMERS ENERGY CO 1ST MORTGAGE	4.90%	2/15/2029	299,466		300,358
DELL INT LLC / EMC CORP	4.90%	10/1/2026	299,466		300,595
DEUTSCHE BANK NY SOFR	3.04%	5/28/2032	998,221		856,177
EMORY UNIVERSITY UNSEC	2.14%	9/1/2030	1,297,687		1,131,673
EQUITABLE FINANCIAL LIFE SEC 144A	1.80%	3/8/2028	698,755		632,230
FLORIDA POWER & LIGHT 1ST MTG	2.45%	2/3/2032	598,933		505,664
GOLDMAN SACHS GROUP INC SR UNSEC	3.85%	1/26/2027	898,399		881,920
HSBC HOLDINGS PLC SR UNSEC TSFR3M	4.58%	6/19/2029	938,328		919,731
ING GROEP NV SR UNSEC	4.05%	4/9/2029	499,110		479,715
JPMORGAN CHASE & CO SR UNSEC TSFR3M	4.01%	4/23/2029	1,696,976		1,646,234
LLOYDS BANKING GROUP PLC SR UNSEC	4.55%	8/16/2028	299,466		294,070
MASSMUTUAL GLOBAL FUNDIN SEC 144A	4.50%	4/10/2026	848,488		848,187
MIZUHO FINANCIAL GROUP SR UNSEC 144A	3.48%	4/12/2026	299,466		294,854
MORGAN STANLEY SR UNSEC SOFR	5.32%	7/19/2035	1,247,776		1,228,318
NATIONAL RURAL UTIL COOP SR UNSEC	4.80%	3/15/2028	299,466		300,094
NATWEST GROUP PLC SR UNSEC	5.85%	3/2/2027	698,755		705,865
NOMURA HOLDINGS INC SR UNSEC	3.10%	1/16/2030	798,577		721,279
NSTAR ELECTRIC CO SR UNSEC	5.60%	10/1/2028	399,288		403,308
NVR INC SR UNSEC	3.00%	5/15/2030	798,577		721,235
OLYMPUS CORP SR UNSEC 144A	2.14%	12/8/2026	998,221		947,924
PACIFIC GAS & ELECTRIC	3.00%	6/15/2028	279,502		261,954
PINNACLE WEST CAPITAL SR UNSEC	1.30%	6/15/2025	798,577		785,364
PROLOGIS TARGETED US SR UNSEC 144A	5.25%	4/1/2029	199,644		201,964
RGA GLOBAL FUNDING SEC 144A	2.00%	11/30/2026	998,221		950,116
SANTANDER UK GROUP HLDGS SR UNSEC SOFR	2.90%	3/15/2032	998,221		854,319
SEATTLE CHILDREN HOSP UNSEC	1.21%	10/1/2027	898,399		818,598
SOUTHERN CAL EDISON 1ST MTGE	5.65%	10/1/2028	299,466		306,618
SOUTHERN CALIF GAS CO SR UNSEC	2.95%	4/15/2027	1,197,865		1,152,578
STANDARD CHARTER SR UNSEC 144A	2.68%	6/29/2032	499,110		419,840
SUMITOMO MITSUI FINL GRP SR UNSEC	2.13%	7/8/2030	798,577		683,541
SUTTER HEALTH UNSEC	3.70%	8/15/2028	1,197,865		1,150,170
SYSTEM ENERGY RESOURCES 1ST	5.30%	12/15/2034	299,466		293,528
UBS GROUP AG SR UNSEC 144A SOFR	4.19%	4/1/2031	998,221		944,404
UPMC SEC	5.04%	5/15/2033	848,488		835,245
WELLS FARGO & COMPANY SR UNSEC TSFR3M	2.88%	10/30/2030	449,199		405,553
WELLS FARGO & COMPANY SR UNSEC SOFR	5.50%	1/23/2035	748,666		746,898
FIN FUT SOFR 90DAY CME (RED) 03/17/26	—%	3/18/2026	15,971,535		15,341,458
FIN FUT US 10YR CBT 03/20/25	6.00%	3/21/2025	(998,221)		(1,085,565)
FIN FUT US 2YR CBT 03/31/25	6.00%	4/1/2025	29,347,696		30,170,807
FIN FUT US 5YR CBT 03/31/25	6.00%	4/1/2025	4,791,461		5,093,547
FIN FUT US ULTRA 10YR CBT 03/20/25	6.00%	3/21/2025	(299,466)		(333,343)
FIN FUT US ULTRA 30YR CBT 03/20/25	6.00%	3/21/2025	(2,894,841)		(3,442,147)
RFR USD SOFR/3.30000 12/02/24-4Y* CME	3.30%	2/28/2029	(798,577)		22,853
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
RFR USD SOFR/3.30000 12/02/24-7Y* CME	3.30%	6/30/2031	(299,466)		12,921
RFR USD SOFR/3.32826 09/03/24-7Y* CME	3.33%	4/30/2031	(99,822)		4,057
RFR USD SOFR/3.43091 09/03/24-7Y* LCH	3.43%	4/30/2031	(199,644)		6,894
RFR USD SOFR/3.51042 09/03/24-4Y* LCH	3.51%	11/30/2028	(299,466)		5,852
RFR USD SOFR/3.51453 09/03/24-4Y* LCH	3.51%	11/30/2028	(399,288)		7,744
RFR USD SOFR/3.71000 03/03/25-7Y* LCH	3.71%	11/30/2031	(2,395,730)		46,703
RFR USD SOFR/3.74000 03/03/25-4Y* LCH	3.74%	5/31/2029	(1,896,620)		21,183
RFR USD SOFR/3.79000 03/03/25-7Y* LCH	3.79%	10/31/2031	(199,644)		2,920
RFR USD SOFR/3.83000 03/03/25-4Y* LCH	3.83%	5/31/2029	(1,597,154)		12,301
DCENT 2023-A2 A	4.93%	6/15/2028	499,110		502,599
FHLMC GOLD 30YR #Q3-7305	3.00%	11/1/2045	962,916		838,615
FHLMC GOLD 30YR GNT #G0-8693	3.50%	3/1/2046	11,487		10,324
FNMA PASS THRU 15YR #AL2222	3.00%	8/1/2027	26,858		26,388
FNMA PASS THRU 15YR #FM3869	3.00%	6/1/2035	96,224		90,410
FNMA PASS THRU 20YR #257047	5.50%	1/1/2028	9,183		9,248
FNMA PASS THRU 20YR #AD0912	5.50%	4/1/2029	34,395		34,549
FNMA PASS THRU 20YR #AL6938	5.50%	4/1/2030	1,331		1,345
FNMA PASS THRU 30YR #357908	5.50%	7/1/2035	8,640		8,743
FNMA PASS THRU 30YR #756202	5.50%	12/1/2033	7,286		7,337
FNMA PASS THRU 30YR #808040	5.50%	2/1/2035	114,524		115,887
FNMA PASS THRU 30YR #817640	5.50%	11/1/2035	118,061		119,347
FNMA PASS THRU 30YR #831356	5.50%	3/1/2036	59,954		60,668
FNMA PASS THRU 30YR #849299	5.50%	1/1/2036	103,166		104,394
FNMA PASS THRU 30YR #865433	5.50%	2/1/2036	5,954		6,025
FNMA PASS THRU 30YR #889561	5.50%	6/1/2038	76,163		76,526
FNMA PASS THRU 30YR #940765	5.50%	6/1/2037	44,127		44,355
FNMA PASS THRU 30YR #995759	5.50%	11/1/2038	171,430		172,245
FNMA PASS THRU 30YR #AD0963	5.50%	9/1/2038	13,302		13,368
FNMA PASS THRU 30YR #AL7579	5.50%	2/1/2042	63,041		63,470
FNMA PASS THRU 30YR #AS0924	5.00%	11/1/2043	647,337		638,697
FNMA PASS THRU 30YR #AU5386	3.00%	6/1/2043	1,372,849		1,210,367
FNMA PASS THRU 30YR #BV2616	3.00%	7/1/2052	6,823,677		5,802,656
FNMA PASS THRU 30YR #FM3241	3.00%	3/1/2050	692,530		595,542
FNMA PASS THRU 30YR #MA5495	4.50%	10/1/2054	590,429		555,521
FNMA PASS THRU 30YR #SD8265	4.00%	11/1/2052	11,974,589		10,968,289
GNMA II MULTPL SGL 30YR #MA4587M	4.00%	7/20/2047	203,864		190,763
GNMA II MULTPL SGL 30YR #MA4720M	4.00%	9/20/2047	446,157		416,750
GNMA II MULTPL SGL 30YR #MA7589M	2.50%	9/20/2051	4,015,043		3,355,415
DENVER SCHS-B-REF-TXB	4.24%	12/15/2037	698,755		648,105
FL ST BRD ADMIN FIN-A	5.53%	7/1/2034	299,466		302,785
LA LOCAL GOVT ENVRN-A	4.15%	2/1/2033	299,466		291,005
LA LOCAL GOVT ENVRN-A	4.28%	2/1/2036	449,199		425,609
NYC TRANSTNL FIN-C3	3.50%	11/1/2032	1,746,887		1,578,763
SALES TAX SECURITIZTN	2.96%	1/1/2032	998,221		875,425
TX NATURAL GAS SECZ	5.10%	4/1/2035	832,731		834,995
TX ST TRANSN-1ST TIER	5.18%	4/1/2030	598,933		604,932
U S TREASURY BOND	4.13%	8/15/2044	299,466		271,391
U S TREASURY NOTE	4.13%	10/31/2026	3,992,884		3,984,149
U S TREASURY NOTE	4.50%	3/31/2026	25,055,346		25,126,303
U S TREASURY NOTE	4.13%	6/15/2026	2,795,019		2,790,542
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 52-1568099 Plan No. 004
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	UNINVESTED CASH PLUS RECEIVABLES					831,996
	NET UNSETTLED TRADES					10,185
	NET FUTURES HELD					(45,744,757)
	BROKER CASH COLLATERAL RECEIVED					(146,224)
	Total Royal Bank of Canada Contract No. Citigroup01					$122,493,717

	Voya Retirement Ins & Annuity Co 60266
	1-3 Year Credit Bond Index Fund			553,178		$7,781,720
	Asset-Backed Securities Index Fund			777,017		31,161,995
	Commercial Mortgage-Backed Securities Index Fund			371,391		12,186,044
	GOV1-3A (#101089)			177,917		23,389,222
	Intermediate Government Bond Index Fund			469,385		21,923,716
	Intermediate Term Credit Bond Index Fund			920,356		59,421,767
	Mortgage-Backed Securities (MBS) Index Fund			735,095		39,004,619
	Total Voya Retirement Ins & Annuity Co 60266					$194,869,083
	Total Synthetic guaranteed investment contracts					$809,248,463
	Total investments					$22,422,638,941

*	Participant loans	4.25% to 10.25%			$0	222,103,184

	Other investment liabilities
	Payable In Canadian Dollar					$(3,294)
	Payable In Danish Krone					(128,869)
	Payable In Euro					(679,346)
	Payable In Hong Kong Dollar					(115,516)
	Payable In Japanese Yen					(99,511)
	Payable In Norwegian Krone					(10,578)
	Payable In Pound Sterling					(510,844)
	Payable In Singapore Dollar					—
	Payable In Swiss Franc					(58,680)
	Payable In U.S. Dollar					(99,937)
	Total Other investment liabilities					$(1,706,575)
	Totals					$22,643,035,550
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan

By: /s/ Sara Wechter
Sara Wechter
Human Resources Officer

Date: June 27, 2025

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.